UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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BE Aerospace, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BE AEROSPACE, INC.
1400 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 29, 2010

Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:30 a.m. on Thursday, July 29, 2010 for the following purposes:

1.	To elect two Class I Directors;

2.	Ratification of appointment of Independent Registered Public Accounting Firm;

3.	To consider and act upon a proposal to approve the amended and restated 1994 Employee Stock Purchase Plan; and

4.	To transact any other business that may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on June 1, 2010 are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

RYAN M. PATCH
Secretary

Wellington, Florida
June 12, 2010

i

BE AEROSPACE, INC.

ANNUAL MEETING OF STOCKHOLDERS
July 29, 2010

PROXY STATEMENT

THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 12, 2010.

The enclosed form of proxy is solicited on behalf of BE Aerospace, Inc. (the “Company”) to be voted at the 2010 Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:30 a.m. on Thursday, July 29, 2010, or at any adjournment thereof.

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 29, 2010 to be counted.

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To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Central Time, on July 29, 2010 to be counted.

A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Thomas P. McCaffrey and Ryan M. Patch.

The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson Shareholder Communications, Inc. to assist in solicitation of proxies for a fee of $7,000 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company’s common stock, $0.01 par value, at the close of business on June 1, 2010 are entitled to receive notice of and to vote at the meeting. As of April 27, 2010 the Company had 102,393,940 shares of common stock issued and 102,211,555 shares of common stock outstanding.  Each share of common stock is entitled to one vote on each matter to come before the meeting.

Consistent with Delaware state law and the Company’s by-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The two nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors.  The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposals No. 2 and No. 3.

        The inspector of election will count the total number of votes cast “for” approval of Proposals No. 2 and No. 3 for purposes of determining whether sufficient affirmative votes have been cast. The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposals No. 2 and No. 3; or (ii) that reflect abstentions and “broker non-votes” as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals No. 2 and No. 3. “Broker non-votes” are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

The Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2009 accompanies this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS

BE Aerospace, Inc.’s Proxy Statement and Annual
Report on Form 10-K is available at
www.beaerospace.com

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman of the Board and the Nominating and Corporate Governance Committee seek to create a Board of Directors that is strong in its collective skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board of Directors, on an annual basis, the current composition of the Board of Directors in light of characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board committees further supporting the Board by providing experience to those committees.  The needs of each committee are also reviewed when considering nominees to the Board in connection with its most recent annual review.  The Nominating and Corporate Governance Committee recommended the nomination of Messrs. Jim C. Cowart and Arthur E. Wegner, two of our directors currently designated as Class I Directors, whose terms expire at the meeting, to serve as Class I Directors for a term of three years, expiring at the 2013 Annual Meeting of Stockholders. If Messrs. Cowart and Wegner are re-elected, the Nominating and Corporate Governance Committee as well as the Chairman and the full Board believe that the Board of Directors will have an excellent Board composition of a suitable size with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge.  The biographies of Messrs. Cowart and Wegner and our continuing current directors below contain information regarding each nominee’s and continuing current directors’ experiences, qualification and skills. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board of Directors and the needs of the Board of Directors at a given point in time.

In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board of Directors shall encompass a range of talent, skills and expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the Board of Directors, or beneficially own more than 1% of the outstanding equity securities of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our registered address in Wellington, Florida. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given not later than the earlier of (i) 50 days before the first anniversary of the last Annual Meeting of Stockholders or (ii) if less than 60 days’ notice of the date of the Annual Meeting of Stockholders at which directors are to be elected is given, ten days after such notice. Once we receive the recommendation, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2010 Annual Meeting of Stockholders.

The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

The nominees are Messrs. Jim C. Cowart and Arthur E. Wegner, two of our directors currently designated as Class I Directors, whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

If elected, Messrs. Jim C. Cowart and Arthur E. Wegner will serve as Class I Directors for a term of three years, expiring at the 2013 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

The Company expects that Messrs. Jim C. Cowart and Arthur E. Wegner will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Set forth below is the business experience of, and certain other information regarding, the two director nominees and the other current directors of the Company.

Director Nominees

Name, Age, Business Experience and Current Directorships	Director Since

JIM C. COWART, 58
Jim C. Cowart has been a Director since November 1989. Since September 2005, Mr. Cowart has been a Director of EAG Inc., a privately held company, a predecessor of which was a company listed on the London Stock Exchange, which is a provider of micro analytic laboratory services, including surface analysis and materials characterization. Since September 2004, Mr. Cowart has been Chairman and Chief Executive Officer of Auriga Medical Products GmbH, a distributor of medical devices. He is a Principal of Auriga Partners, Inc., a firm which provides strategic planning, competitive analysis, financial relations and other services. From August 1999 to May 2001, he was Chairman of QualPro Corporation, an aerospace components manufacturing company. From January 1993 to November 1997, he was the Chairman and CEO of Aurora Electronics Inc. Previously, Mr. Cowart was a founding general partner of Capital Resource Partners, a private investment capital manager, and he held various positions in investment banking and venture capital with Lehman Brothers, Shearson Venture Capital and Kidder, Peabody & Co.  Mr. Cowart has a Professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of RiskMetrics Group.  Mr. Cowart’s education, including extensive director continuing education, his business experience, including positions as Chairman and CEO of public and private companies in various industries, (including aerospace), his experience as a venture capitalist and investment banker, and his intimate knowledge of our business and industry (due to his 21 years as a member of our Board of Directors) uniquely qualifies him to serve as a member of our Board of Directors.
1989

ARTHUR E. WEGNER, 72
Arthur E. Wegner has been a Director since January 2007. Mr. Wegner retired in 2000 as Executive Vice President of Raytheon Company and Chairman of Raytheon Aircraft. He joined Raytheon Company in July 1993 as a Senior Vice President and was appointed Chairman and CEO of Raytheon’s Beech Aircraft Corporation. In September 1994, he was appointed Chairman and CEO of Raytheon Aircraft, which was formed by the merger of Raytheon subsidiaries Beech Aircraft and Raytheon Corporate Jets. He became Chairman of Raytheon Aircraft in 2000. He was elected an Executive Vice President of Raytheon Company in March 1995. Mr. Wegner joined the Raytheon Company after 20 years with United Technologies Corporation (UTC), where he was Executive Vice President and President of UTC’s Aerospace and Defense Sector. Prior to that he was President of UTC’s Pratt and Whitney Division. Mr. Wegner is a past Chairman of the Board of Directors of the General Aviation Manufacturers Association and the Aerospace Industries Association.  During the course of Mr. Wegner’s career he oversaw all aspects of the business including engineering, manufacturing, supply chain and procurement, finance and human resources.  These experiences together with Mr. Wegner’s educational background, his vast business experience in the aerospace industry and his intimate knowledge of our business and industry uniquely qualifies him to serve as a member of our Board of Directors.
2007

Current Directors

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires

ROBERT J. KHOURY, 68	1987	2011
Robert J. Khoury has been a Director since July 1987, when he co-founded the Company. On December 31, 2005, Mr. Khoury retired from service as the Company’s President and Chief Executive Officer, a position he held since August 2000. From April 1996 through August 2000, he served as Vice Chairman of the Company. Mr. Khoury currently serves on the Board of Directors of Mar-Test, Inc., a leading provider of low-cycle fatigue testing for the aerospace and medical industries.  Mr. Khoury is the brother of Amin J. Khoury.  During Mr. Khoury’s 20 year tenure as COO and/or CEO he oversaw the integration of numerous acquired businesses including the alignment of our business processes and I.T. systems across all functions, implemented lean manufacturing and oversaw the implementation of best practices in human resources.  These experiences together with his intimate knowledge of our business and industry uniquely qualifies him to serve as a member of our Board of Directors.

JONATHAN M. SCHOFIELD, 69	2001	2011
Jonathan M. Schofield has been a Director since April 2001. From December 1992 through February 2000, Mr. Schofield served as Chairman and CEO of Airbus North America Holdings, a subsidiary of Airbus Industrie, a manufacturer of large civil aircraft, and served as Chairman from February 2000 until his retirement in March 2001. Prior to 1989 Mr. Schofield served in various executive positions at Pratt & Whitney, a division of United Technologies Corporation.  From 1989 until he joined Airbus, Mr. Schofield was President of United Technologies International Corporation. Mr. Schofield is currently a member of the Board of Directors of Aero Sat, Inc., Nordam Group, and TurboCombustor Technology, Inc. and is a trustee of LIFT Trust.  Mr. Schofield’s education, aerospace industry business experience including his role as chairman and CEO of Airbus North America, and as President of United Technologies International during which he developed and executed global marketing strategies and interfaced with procurement, finance and human resources together with his intimate knowledge of our business and industry uniquely qualifies him to serve as a member of our Board of Directors.

CHARLES L. CHADWELL, 69	2007	2012
Charles L. Chadwell has been a Director since January 2007. Until his retirement in 2002, he was the Vice President and General Manager of Commercial Engine Operations for GE Aircraft Engines. After joining General Electric in 1965, he held a variety of management positions, including:  Program Manager, CF6-80C program; Plant Manager, GE Aircraft Engines’ Wilmington, North Carolina plant; General Manager, GE Aircraft Engines Sourcing Operations; General Manager, Production Operations, GE Aircraft Engines’ Lynn, Massachusetts plant; Vice President, GE Aircraft Engines Human Resources; and Vice President and General Manager, Production and Procurement, GE Aircraft Engines.  Mr. Chadwell currently serves on the Boards of Directors of Spirit AeroSystems Holdings Inc. and Parkway Products Inc. and serves as Chairman of the Board of PaR Systems. Mr. Chadwell’s education and business experience, including his senior management roles with General Electric in human resources, production and procurement, program management, and as a general manager with oversight responsibilities for engineering, supply chain and procurement, production, finance and human resources, as well as his intimate knowledge of our business and industry qualifies him to serve as a member of our Board of Directors.

RICHARD G. HAMERMESH, 62	1987	2012
Richard G. Hamermesh has been a Director since July 1987.  Dr. Hamermesh has been a  Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations.  Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor  in over 15 early stage businesses, and his 24 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through literally thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 23 years as a member of our Board) uniquely qualifies him to serve as a member of our Board of Directors.

AMIN J. KHOURY, 71	1987	2012
Amin J. Khoury has been the Chairman of the Board of Directors since July 1987 when he was the principal founder of the Company. Effective December 31, 2005, Mr. Amin J. Khoury was appointed Chief Executive Officer. Mr. Amin J. Khoury also served as the Company’s Chief Executive Officer from September, 1987 until April 1, 1996. Since 1986, Mr. Khoury has been a director of Synthes, Inc., the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial maxillofacial and spine implants. Mr. Khoury has a Professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of RiskMetrics Group.  Mr. Khoury’s education, his business experience, which includes having co-founded our Company and serving as Chairman and CEO since 1987, during which he was primarily responsible for the development and execution of our business strategies which resulted in the growth in our business from a single product line business with $3.5 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world’s leading distributor of consumable products, with annual revenues in 2009 in excess of $1.9 billion.

Mr. Khoury has led both our acquisition strategy and our operational integration and execution strategies.  He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company.  He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 23 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board of Directors.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

The Board of Directors held 4 meetings during 2009.  All of the current directors attended all of the meetings.  The Board of Directors currently has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.  Each current director attended all of the meetings of the committees of the Board of Directors on which they served during 2009.  All members of our Board of Directors attended the 2009 Annual Meeting of Stockholders.  The Board of Directors has determined that Messrs. Chadwell, Cowart, Hamermesh, Schofield and Wegner are independent under NASDAQ rules.

The Audit Committee is currently composed of Messrs. Cowart, Hamermesh and Wegner, with Mr. Cowart acting as Chairman. The Audit Committee held 6 meetings during 2009.  The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

All members of the Audit Committee are independent under NASDAQ and SEC rules.  The Audit Committee operates under a written charter adopted by and approved by our Board of Directors.

The Nominating and Corporate Governance Committee is currently composed of Messrs. Chadwell, Cowart, Hamermesh, Schofield and Wegner.  The Nominating and Corporate Governance Committee held one meeting during 2009. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board of Directors by actively identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board of Directors.  All of the members of the Nomination and Corporate Governance Committee support the nominations of Messrs. Cowart and Wegner.

The Compensation Committee is currently composed of Messrs. Chadwell and Schofield.  The Compensation Committee held 6 meetings during 2009. The Compensation Committee provides recommendations to the Board of Directors regarding compensation matters and oversees the Company’s incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ rules. The Compensation Committee operates under a written charter adopted and approved by our Board of Directors.

The Compensation Committee is not authorized to delegate any of its authority described herein to any other persons (other than a subcommittee). Our CEO, COO and CFO attended portions of some or all of the Compensation Committee meetings during 2009 at the invitation of the Compensation Committee. Management input was taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets.  Our Vice President-Law & General Counsel and our Vice President-Human Resources also attended selected meetings during 2009 to provide the Compensation Committee with information to consider in respect to various areas in which they have expertise. Our Vice President-Law & General Counsel also serves as secretary to the Compensation Committee. On no occasion were any of our named executive officers involved in any discussion specifically relating to their own compensation, other than our CEO, who discussed both his performance and his compensation directly with our Compensation Committee.

Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.beaerospace.com, in the Investor Relations section.

Board Diversity

The Chairman of the Board of Directors together with the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards.  The Nominating and Corporate Governance Committee believes our Board of Directors has achieved its diversity objectives as evidenced by Board Members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 200 years in the aerospace, defense and related industries.

Risk Oversight

Our Board of Directors has an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company.  The Board’s oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value.  A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company.  The Company's Chief Executive Officer, President, Chief Financial Officer and other members of senior management regularly evaluate and report to the Board on significant risks facing the Company.  In addition, each committee of the Board of Directors is also responsible for assessing the risk exposure related to its specific area.  The committees discuss matters of interest with the Company’s senior management and report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Leadership Structure

The Board of Directors believes that the Company and its stockholders have been and will continue to be well served by having the Company’s principal founder and Chief Executive Officer serve as Chairman of the Board of Directors.  Mr. Khoury has led both our acquisition strategy and our operational integration and execution strategy.  He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and board members who currently serve the Company.  He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 23 years, all of which uniquely qualify him to serve as our Company’s Chairman of the Board of Directors.  The Board of Directors believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of the Company’s business and affairs.

The Board of Directors is composed of a majority of independent directors.  The Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed solely of independent directors.  The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings industry, competitive and company-specific experience and expertise.  The Board believes the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans.  Notwithstanding the above, the Board recognizes that, in the future, circumstances may necessitate that the roles of Chairman and Chief Executive Officer be separated and, therefore, the Board retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

One of the key responsibilities of the Board is to assist management to develop strategic direction and then to hold management accountable for the execution of strategy once it is developed.  The Board believes, at this time, the combined role of Chairman and Chief Executive Officer, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board of Directors and the functioning of the independent directors effectively maintain independent oversight of the Company’s management.  Five out of seven of the Company’s directors are independent and the chair and members of each of the Company’s Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are independent directors.  As a result, independent directors oversee all significant matters affecting the Company, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices.  Independent directors meet in regular executive sessions not attended by the non-independent directors and management in conjunction with each regular Board meeting and as they otherwise deem appropriate.  At each executive session, the respective chair of the Board committee relating to the specific matter discussed by the independent directors leads the discussion.  For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board of Directors and other Board policy matters.

 Following each executive session, the independent directors report the results of the discussions to the full Board as appropriate.  These discussions are led by the appropriate committee chair.  Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated committee to the discussed topic leads the discussion and the report to the full Board.  During executive sessions directors also discuss and propose matters to be included in the agenda for future Board meetings.

To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee engages an outside executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our compensation process.  The Compensation Committee selected Mercer Human Resource Consulting (“Mercer”) as its consultant for 2009 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the Compensation Committee on compensation trends and best practices. As a result, Mercer periodically participated in Compensation Committee meetings, and they also provided the Compensation Committee with specialized advice to consider in establishing and evaluating our compensation practices. No member of management has engaged Mercer to advise them on executive compensation matters.  Further, Mercer has not been engaged to advise the Company or its management on any other matters.  Mercer reports directly to the Compensation Committee. The activities of the Compensation Committee related to Mercer were led by the chair of the Compensation Committee. Greater detail regarding our compensation process is set forth below in our Compensation Discussion and Analysis.

Stockholder Communications with Our Board of Directors

To facilitate the ability of stockholders to communicate with our Board of Directors, we have established an electronic mailing address and a physical mailing address to which communications may be sent: directors@beaerospace.com, or The Board of Directors, c/o The Corporate Secretary, BE Aerospace, Inc., 1400 Corporate Center Way, Wellington, Florida 33414.

Our Corporate Secretary reviews all correspondence addressed to the Board of Directors and regularly presents to the Board of Directors a summary of all such correspondence and forwards to the Board of Directors or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict of interest situations, which are directed to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related person transaction.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving on the Company’s Board of Directors.  Directors who were not employees of the Company during 2009 received an annual retainer of $80,000 of which $50,000 was paid in cash and $30,000 was paid in deferred shares of our common stock pursuant to our Non-Employee Directors Deferred Stock Plan (as amended, the “Directors Plan”).  In addition, the chairs of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee also received additional annual cash retainers of $10,000, $10,000 and $5,000, respectively.  In addition, each non-employee director received $2,000 in cash for each committee meeting attended, or written unanimous consent acted upon.  All cash payments are made quarterly in arrears.

Non-employee directors also received an annual grant of restricted stock with a fair market value of $40,000 during 2009 pursuant to our 2005 Long-Term Incentive Plan.  The grants vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

Up to 100% of the directors’ cash and stock retainers may be deferred pursuant to the Directors Plan. The deferred cash compensation or shares of common stock are held in an account under the Directors Plan until the termination of the director’s service and are paid in a cash lump-sum or in up to five annual installments, as elected by the director.  The directors are fully vested in the deferred shares at all times but have no rights as stockholders until distribution.  In the event of a change of control (as defined in the Directors Plan), the share accounts under the Directors Plan will immediately be distributed to the directors.

We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board of Directors.  In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

Director compensation is recommended by the Compensation Committee and approved by the entire Board of Directors.

Modifications to Non-Employee Director Compensation in 2010.  In 2009, we engaged Mercer, an independent third-party consultant, to review our non-employee directors’ compensation program to ensure that our program is (i) competitive with current market practices and trends; (ii) consistent with the principles of good governance, and (iii) aligned with the interests of our stockholders.  In conducting this review, we used the same peer group we use with respect to executive officer compensation as described below in our “Compensation Discussion and Analysis.”  The 2009 review indicated that our non-employee directors’ total compensation was below that of our peer group.  As a result, on February 24, 2010, we adjusted our annual non-employee director compensation program to provide:

•	$85,000 annual cash retainer;

•	$30,000 deferred stock retainer;

•	$10,000 Audit Committee and Compensation Committee chairperson retainers;

•	$5,000 Nominating and Corporate Governance Committee chairperson retainer; and

•	$45,000 grant of restricted stock, which will vest in four equal annual installments commencing on the first anniversary of each grant.

Consulting Arrangement with Robert J. Khoury.  Effective January 1, 2006, upon his retirement as our President and Chief Executive Officer, Mr. Khoury entered into a consulting agreement with us pursuant to which he agreed to provide certain specified services to us through December 31, 2011, including sales and marketing services, assistance in developing and implementing key customer strategies, advice and consultation regarding operational matters of the Company and maintenance of key customer relationships through periodic customer visits.  In consideration for the consulting services, Mr. Khoury receives a consulting fee of $263,300 per calendar year.  He is also entitled to an office, secretarial support and air travel in accordance with past practices under our travel policy.  The consulting agreement may not be amended, modified or terminated without the prior written consent of both parties.  If Mr. Khoury ceases to provide the consulting services as a result of his death or disability, he or his estate will be entitled to a lump-sum payment equal to the consulting fees payable through the remainder of the consulting period.  As a member of the Board, Mr. Khoury is also entitled to receive all compensation paid to our non-employee directors.

The following table summarizes the compensation paid to our non-employee directors in 2009:

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)		($)
(a)	(b)	(c)	(g)		(h)
Charles L. Chadwell	53,500	82,850	--		136,350
Jim C. Cowart	44,000	100,479	--		144,479
Richard G. Hamermesh	64,000	70,232	--		134,232
Robert J. Khoury	50,000	70,250	331,201	(3)	451,451
Jonathan M. Schofield	81,000	70,232	--		151,232
Arthur E. Wegner	64,000	70,250	--		134,250

(1)	Includes all cash retainers and meeting fees earned by our non-employee directors as described above.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements.

(3)
The amount reported for Mr. Robert J. Khoury for 2009 includes payments under a consulting agreement he entered into upon his retirement of $263,300; personal use of the Company aircraft of $48,009 and executive medical coverage of $19,892.  The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used.  The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.  The terms of our executive medical plan are set forth below in our Compensation Discussion and Analysis.

As of December 31, 2009, the aggregate number of outstanding deferred shares and restricted stock awards held by each non-employee director was as follows:

	Deferred	Stock
	Shares	Awards
Name	(#)	(#)
Charles L. Chadwell	6,482	6,106
Jim C. Cowart	8,099	6,502
Richard G. Hamermesh	4,700	6,502
Robert J. Khoury	6,094	6,504
Jonathan M. Schofield	4,049	6,502
Arthur E. Wegner	4,794	6,106

Audit Committee

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of three directors: Messrs. Cowart, Hamermesh and Wegner, and operates under a written charter adopted and approved by the Board of Directors, which is available on our website at www.beaerospace.com in the Investor Relations section. Mr. Cowart currently chairs the Audit Committee.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All three current directors serving on the Audit Committee are independent committee members as defined by NASDAQ and SEC rules. Our Board of Directors has determined that Mr. Cowart is an “audit committee financial expert” in accordance with SEC rules.

Report of the Audit Committee of the Board of Directors

Management is responsible for the financial reporting process, including the system of internal control and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  The Company’s independent auditors are responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for 2009 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”)  Standard AU 380, “Communication with Audit Committees,” and Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and discussed and reviewed the results of  Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company.  When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was consistent with maintaining their independence.  We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board of Directors that the Company’s audited consolidated financial statements for 2009 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.
Audit Committee

Jim C. Cowart
Richard G. Hamermesh
Arthur E. Wegner

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 27, 2010, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the four other most highly paid executive officers in 2009; (iii) each of the Company’s directors; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock
	Benefically Owned
	Number of Shares		Percent of Outstanding
	(1)		Shares
Wellington Management	14,104,386	(2)	13.95%
75 State Street
Boston, MA 02109
BlackRock, Inc	7,574,868	(3)	7.49%
40 East 52nd Street
New York, NY 10022
Honeywell International Inc	6,000,000	(4)	6.06%
101 Columbia Road,
Morristown, NJ 07962
FMR LLC	5,566,700	(5)	5.51%
82 Devonshire Street
Boston, MA 02109
Amin J. Khoury+*	532,344		**
Thomas P. McCaffrey+	229,937	(6)	**
Jim C. Cowart*	186,920	(7)	**
Michael B. Baughan+	173,613	(8)	**
Werner Lieberherr+	114,576		**
Wayne Exton+	89,888		**
Ryan Patch+	85,232
Johnathan M. Schofield*	70,357	(9)	**
Robert J. Khoury*	30,641	(10)	**
Richard G. Hamermesh*	25,517	(11)	**
Arthur E. Wegner*	17,549	(12)	**
Charles L. Chadwell*	15,341	(13)	**
All Directors and Executive Officers as a group (14 Persons)	1,699,895		2%
____________________________
+ Named executive officer

* Director of the Company

** Less than 1 percent

(1)
The number of shares of our common stock deemed outstanding includes: (i)  102,211,555 shares of common stock outstanding as of April 27, 2010 and (ii) 2,000 shares of common stock subject to outstanding stock options which are currently exercisable by the named individual or group.

(2)
Based on information in the Schedule 13G, as of December 31, 2009, filed on February 12, 2010 by Wellington Management Company, reported shared voting  power over 11,018,394 shares and shared dispositive power over 14,104,386 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.  The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(3)
Based on information in the Schedule 13G, as of December 31, 2009, filed on January 29, 2010 by BlackRock, Inc., reported sole voting  and sole dispositive power over 7,574,868 shares . The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.  The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(4)
Based on information in the Schedule 13G, as of July 28, 2008, filed on August 4, 2008 by Honeywell International Inc., reported sole voting and dispositive power over 750,741 shares and shared voting and dispositive power over 6,000,000 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.  The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(5)
Based on information in the Schedule 13G, as of December 31, 2009, filed on February 16, 2010 by FMR LLC, reported sole voting power over 3,021,400 shares and sole dispositive power over 5,566,700 shares. The Company has not attempted to independently verify any of the foregoing information, which is based solely upon the information contained in the Schedule 13G.  The percent of outstanding shares set forth above is based on the number of our shares outstanding as of that date.

(6)	Includes 7,618 shares owned pursuant to the Company’s 401(k) Plan and 5,400 shares indirectly owned.

(7)	Includes 4,707 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(8)	Includes 108 shares owned pursuant to the Company’s 401(k) Plan.

(9)	Includes 2,353 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(10)	Includes 2,353 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan and 5,000 shares indirectly owned.

(11)	Includes 2,353 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan and 2,000 shares indirectly owned.

(12)	Includes 2,353 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

(13)	Includes 3,334 shares owned pursuant to the Company’s Non-Employee Directors Deferred Stock Plan.

COMPENSATION DISCUSSION & ANALYSIS

The Objectives of Our Named Executive Officer Compensation Program

The following Compensation Discussion and Analysis addresses the objectives and elements of our executive compensation program, how our Compensation Committee uses external information to assist their oversight of our executive compensation and how we measure individual and Company performance.

The objectives of our 2009 executive compensation program were as follows:

•	Provide a total compensation opportunity that is competitive with the market for executive talent, thereby enabling us to attract, retain and motivate our executives;

•	Ensure a strong relationship between pay and performance, including rewards for results that meet or exceed performance targets, and consequences for results that are below performance targets; and

•	Align executive and stockholder interests through the provision of long-term incentives that link executive compensation to strategic and intrinsic value creation.

Our Named Executive Officers

Our named executive officers include our six most highly compensated executives during 2009, consisting of:

•	Amin J. Khoury, Chairman and Chief Executive Officer;
•	Michael B. Baughan, President and Chief Operating Officer;
•	Thomas P. McCaffrey, Senior Vice President and Chief Financial Officer;
•	Wayne Exton, Vice President and General Manager–Business Jet Segment;
•	Werner Lieberherr, Vice President and General Manager–Commercial Aircraft Products Segment;
•	Ryan M. Patch, Vice President – Law, General Counsel and Secretary.

What Our Compensation Is Intended to Reward

Company Performance. Through the provision of short-term and long-term incentives, our 2009 executive compensation program was designed to reward: (i) the achievement of short-term financial goals measuring operating earnings, cash flows,  operating expense management and operating margins, and (ii) the execution of our long-term strategic goals and objectives.  We believe that aggressive cost management initiatives, operating margin expansion (exclusive of foreign exchange effects and acquisition, integration and transition costs in both periods), strong cash flows and substantially completing the acquisition of Honeywell Consumables Solutions (“HCS”) were the key short-term drivers of intrinsic value creation during 2009.  We believe our stock was one of the best performing aerospace stocks for the year ended December 31, 2009.  Our share price performed poorly in 2008, at a time when the financial markets were roiled by the global financial crisis and our shares traded at levels which we believe were inconsistent with their intrinsic value.  On February 25, 2008 the Wall Street Journal reported that over the one - three - and five-year periods ending December 31, 2007, the Company’s stock was the best performing public aerospace stock.  We believe that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, and accordingly, we do not emphasize year-to-year changes in stock price in our evaluation of corporate performance.  On a longer term basis we believe stockholder value is created through the successful execution of sound business strategy.

Our business strategy includes maintenance of a global market leadership position and to best serve our customers by:

•	Offering the broadest and most innovative products and services in the industry;

•	Offering a broad range of engineering services, including design, integration, installation and certification services and aircraft reconfiguration;

•	Pursuing the highest level of quality in every facet of our operations, from the factory floor to customer support;

•
Aggressively pursuing continuous improvement initiatives in all facets of our businesses, and in particular our manufacturing operations, to reduce cycle time, lower cost, improve quality and expand our margins; and

•	Pursuing a worldwide marketing and product support approach focused by airline and general aviation airframe manufacturers and encompassing our entire product line.

Our Compensation Committee performs annual reviews of our performance and the contributions of our named executive officers to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy. We believe our executive compensation program is reasonable and provides appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions.

Individual Performance. In addition to overall Company performance, our compensation program rewards individual performance toward the attainment of our goals and objectives. In setting the targeted pay levels of the named executive officers, a variety of factors are considered, including: competencies, skills, prior experience, scope of responsibility and accountability within the organization.

On an annual basis, each named executive officer’s attainment of goals and demonstration of defined leadership competencies is assessed by our Chairman and Chief Executive Officer through our leadership performance and development assessment process. Each year, our CEO recommends to the Compensation Committee (i) proposed base salary increases; (ii) proposed cash incentive awards for each of our named executive officers for the preceding year; and (iii) proposed long-term equity incentives for each of our named executive officers.  The Compensation Committee performs a similar assessment of our CEO and approves his compensation program.

The Elements of our Compensation Program

At the beginning of each year the Compensation Committee determines the targeted range of compensation levels which may be earned by each named executive officer. In February 2009, the Compensation Committee approved  2009 compensation  for our named executive officers (depending on their title and position) in the following forms and percentages:

•	Base salary (approximately 20%-29% of total targeted compensation);

•	Cash incentives (approximately 24%-35% of total targeted compensation); and

•	Long-term equity incentives (approximately 37%-55% of total targeted compensation).

The aggregate total targeted maximum incentive compensation approved in February 2009, expressed as a percentage of annual base salary, for each named executive officer (depending on title and position) was as follows for 2009:  performance-based cash incentives (100%-120%) and long-term equity incentives (125%-270%).

Due to the global financial crisis and the first actual decline in GDP since the Great Depression; economic conditions in our industry changed dramatically in the first quarter of 2009 making the financial metrics which drive our annual cash incentive compensation unrealistic and irrelevant.  As a result, in April 2009, our Compensation Committee modified our Management Incentive Plan (MIP) to (i) adjust the financial performance criteria to reflect our amended 2009 financial plan approved by our Board of Directors on April 28, 2009, and (ii) reduce the targeted payments under the MIP by approximately 50% for all participants, including our named executive officers.  As a result, the forms and percentages of 2009 compensation were modified as follows:

•	Base salary (approximately 24%-37% of total targeted compensation);

•	Annual cash incentives (approximately 12%-18% of total targeted compensation); and

•	Long-term equity incentives (approximately 45%-65% of total targeted compensation).

The approximate aggregate total targeted maximum incentive compensation, expressed as a percentage of annual base salary, for each named executive officer (depending on title and position) was as follows for 2009: performance-based cash incentives (40%-50%) and long-term equity incentives (120%-270%).

Base Salary. We provide each of our named executive officers with a competitive fixed annual base salary. The base salaries for our named executive officers are reviewed annually by the Compensation Committee, taking into account the results achieved by the executive, the executive’s future potential, scope of responsibilities and experience, and competitive salary practices.  Employment agreements entered into with our named executive officers provide for an annual cost of living increase or as detemined by our Compensation Committee.  Any adjustments to base salaries for all our employees are generally made as of July 1st of each year.

We believe that it is important to pay a base salary that is consistent with similarly sized industry peers with similar continuous performance characteristics.  In 2009, base salary increases for our named executive officers, exclusive of increases associated with promotions and changes in responsibilities, were approximately 2% of their 2008 base salaries. Mr. Patch received an  increase of approximately 11% to reflect his promotion to General Counsel and his expanded scope of responsibilities.  As more fully described under the heading “External Benchmarking” below, these increases generally positioned our named executive officers’ base salary levels approximated the 75th percentile of the base salaries of executives in comparable positions in the peer group.

Annual Cash Incentives.

Management Incentive Plan. Our named executive officers were eligible to receive annual cash incentives (bonuses) pursuant to our MIP, based on the attainment of both Company and individual performance goals. We believe that directly linking a significant portion of our named executive officers’ cash compensation to an individual segment or aggregate corporate performance (as applicable) is an important factor in achieving our corporate objectives.

In February 2009, the Compensation Committee assigned each of our named executive officers a target incentive payment under the MIP, reflected as a percentage of base salary (as set forth below).  Payments under the MIP are based upon the achievement of two components: financial performance objectives (weighted at 80%) and individual strategic initiatives (weighted at 20%). For Messrs. Khoury, Baughan, McCaffrey and Patch the financial performance objectives are based solely on Company performance.  For Messrs. Lieberherr and Exton, the performance objectives are based on business segment performance.

With respect to the financial performance objectives (which govern 80% of the incentive payments), in general, no payment will be made under the MIP with respect to a particular performance objective unless the Company or the participant’s business segment, as applicable, exceeds 80% of the applicable performance target.  Incentive payments for performance between 80% and 90% of the performance target cannot exceed 10% of the targeted payment.

With respect to the individual strategic initiatives (which govern 20% of the incentive payments), under the MIP, the actual cash incentive payments made to each participant (other than our CEO) are determined by our Compensation Committee based on our CEO’s assessment of each participant’s contribution toward the attainment of specific Company-wide or segment specific goals, as appropriate, individual goals and the demonstration of defined leadership competencies. Following the review of the CEO’s recommendations, the Compensation Committee approves the final MIP awards, which may be higher or lower than the amount determined as a result of the attainment of the financial performance objectives described above. The Compensation Committee performs a similar performance assessment of our CEO and approves his MIP award based on this assessment.

If the Company or a named executive officer’s business unit achieved 100% or more of the target performance and the named executive officer’s individual performance is at a superior level, the named executive officer will be eligible to receive amounts in excess of targeted amounts, not to exceed 120% of the target unless otherwise specifically approved by the Compensation Committee.

2009 Financial Performance Objectives.  The 2009 corporate financial performance objectives based on Company performance, weighting and performance targets were as follows:

Financial Performance Objective	Weight	2009 Target
•Operating Earnings	30%	~$295 million
•Operating Cash Flow	30%	~$192 million
•Operating Margin (exclusive of foreign exchange impacts)	20%	16.9%
•Operating Expense Management	20%	~$375 million

These financial performance objectives are evaluated on an annual basis to ensure we measure what we believe are the most relevant business measures of total business performance. The performance goals are established as part of our annual financial planning process and are the measure against which all MIP participants’ performance is measured. We do not disclose the specific business segment targets since they contain competitively sensitive information and the specific targets are not material to an understanding of incentive compensation awards to the named executive officers. However, we believe each of the business segment targets is appropriate and obtainable.

The Compensation Committee may approve adjustments to the corporate or business segment performance objectives to recognize corporate or segment contributions, particularly in situations where such contributions may have been in conflict with the shorter term financial objectives measured by our MIP.  The Compensation Committee also uses their judgment to exclude the impact of non-recurring gains, charges or unusual items as facts and circumstances dictate.

Attainment of 2009 Performance Objectives.  2009 was a turbulent year for our industry.  Global air travel was down approximately 4.5%, the largest decline on record and reflects an actual decrease in global gross domestic product, the first negative growth for the global economy since the Great Depression.  Airline revenues fell precipitously, resulting in approximately $11 billion in global airline losses and causing significant global capacity reductions.

Airlines, aircraft OEM’s, subcontractors and MRO’s all implemented stringent cash conservation measures, which resulted in the deferral of fleet refurbishment programs and a massive destocking of consumables and spare parts.  This destocking continued for most of the year, resulting in an approximately 30% decrease in demand for commercial aircraft spares and consumables products.

Since July 2008 we have reduced our headcount by approximately 24%.  Additionally, the cost synergies associated with our ongoing integration of HCS, combined with the continued success of our corporate-wide lean and supply chain initiatives, have further reduced our cost structure.  For example, our 2009 operating margin, adjusted to exclude foreign exchange effects and acquisition, integration and transition costs was 16.8% and expanded by 100 basis points as compared to 2008, similarly adjusted.  This was in spite of a 21% reduction in revenues.

In addition to successful cost management strategies during 2009, we made major strides towards completing the integration of HCS, maintained our research and development spending on key initiatives, maintained or expanded our market shares in each of our key product offerings, completed the inventory investments required to conform HCS to our consumables management segment business inventory stocking model, generated healthy free cash flows in the second half of the year, prepaid $100 million of long-term debt and improved our net debt to capital ratio by 470 basis points to 38%.  We believe management performed well in a very difficult environment.

The following is a summary of our Company financial performance during 2009 against the objectives set by the Compensation Committee under the MIP.  Comparisons with 2008 are exclusive of a pre-tax impairment charge related to goodwill and intangible assets in 2008:

•	Operating earnings of approximately $296 million decreased by approximately $58 million as compared to 2008. During 2009 we generated operating earnings which were 100% of our 2009 performance target;

•	Operating cash flow of approximately $207 million increased by approximately $47 million as compared to 2008 and was 108% of our 2009 target;

•
Operating margin was 15.3% in 2009.  Excluding the effects of foreign exchange and acquisition integration and transition costs in both years, 2009 adjusted operating margin was 16.8%, or 100 basis points greater than 2008 and was 99% of our 2009 target; and was achieved despite a 8.2% reduction in sales, and;

•	We achieved 101% of our 2009 operating expense management target.

On February 1, 2010, the Compensation Committee concluded that we exceeded our 2009 Company and business segment financial performance targets. Considering these results, achievement of our strategic objectives as well as certain qualitative factors which the Compensation Committee considers an important part of its assessment (such as expanding our market shares, demonstrating market share leadership, advances in new product development and strengthening our balance sheet), and taking into account each named executive officer’s individual performance against their goals and the success of their respective segments of our Company, as applicable, the Compensation Committee determined an aggregate cash incentive award for each of our named executive officers equal to approximately 100% of the total aggregate targeted annual cash incentive opportunity. The Compensation Committee approved 2009 annual cash incentive payments to our named executive officers, expressed as a percentage of base salary as follows:

Executive Officer	Percentage of Base Salary	Dollar Amount
•Amin J. Khoury	49%	$525,000
•Michael B. Baughan	49%	$267,500
•Thomas P. McCaffrey	49%	$245,250
•Wayne Exton	40%	$135,000
•Werner Lieberherr	39%	$167,500
•Ryan Patch	46%	$186,000

2010 Modifications to the MIP.   Commencing in 2010, the aggregate amount of cash incentives payable to  MIP participants will generally be determined by multiplying earnings before income taxes (as defined) by an agreed upon percentage, thereby providing an incentive pool which will increase or decrease with pretax earnings.

Long-Term Equity Incentives.   We believe the use of long-term equity incentive awards accomplishes important objectives of our executive compensation program by linking executive compensation to long-term shareholder value creation. The level of benefit received by our executive officers is dependent, to a large degree, on the successful execution of our strategy and delivering significant, sustained growth.

On October 28, 2009, the Compensation Committee approved grants of restricted stock effective as of December 15, 2009 for our named executive officers and as of November 15, 2009 for all other eligible participants.  This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants made effective as of December 15 of each year for named executive officers (November 15 for all other eligible participants).  The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock as quoted on the NASDAQ National Market on the date of grant. All grants of restricted stock are made pursuant to our 2005 Long-Term Incentive Plan.  Grants were made to approximately 260 of our managers, including each of our named executive officers.

In determining the amounts of the equity compensation awarded to our named executive officers, the Compensation Committee considered a variety of factors, including individual performance, competencies, skills, prior experiences, scope of responsibility and accountability within the organization.

The amount of the awards ranged from approximately 120% -270% of each named executive officer’s base salary as follows:

Named Executive Officer	Percentage of Base Salary	Dollar Value of Award	Number of Shares
•Amin J. Khoury	271%	$2,908,022	129,951
•Michael B. Baughan	191%	$1,041,777	46,425
•Thomas P. McCaffrey	191%	$953,790	42,504
•Wayne Exton	132%	$450,012	20,054
•Werner Lieberherr	131%	$554,111	24,693
•Ryan M. Patch	121%	$450,012	20,054

75% of the annual award to each named executive officer is subject to time-based vesting and 25% of the annual award is subject to performance-based vesting.  The time-based portion of the award vests ratably over a period of three years commencing on the first anniversary of the date of grant.  Vesting of the performance-based portion of the award is subject to the Company achieving an average annual return on equity target established by the Compensation Committee for the three calendar years following the date of the grant as follows:

•	25% of the initial award will vest on the fourth anniversary of the award if 90% or more of the performance target is attained;

•	12.5% percent of the initial award will vest on the fourth anniversary of the award if between 85% and 90% of the performance is attained; and

•	No portion of the initial award will vest if less than 80% of the applicable target is attained.

•	For attainment between 80% and 85%, or between 85% and 90% of the applicable performance target, a portion of the award will vest as determined on the basis of linear interpolation.

Severance and Change of Control Benefits.  We have entered into employment agreements with each of our named executive officers, which are described below in detail under the heading “Employment, Severance and Change of Control Agreements.”  These agreements with our executive officers  contain provisions that provide for benefits in the event that the executive is terminated in connection with a change of control of our Company.  These change of control provisions generally provide for continuation of the executives’ base salary for the remaining term of their respective employment agreements and a severance payment ranging from one to three times the executive’s  base salary.

Pursuant to the employment agreements, we  also provide each of our named executive officers with severance benefits if their employment is terminated for any reason other than cause or, in some instances, due to their resignation for good reason (as each term is defined in the applicable agreements).  In such cases, the employment agreements require that we pay the executive (i) his salary for the remaining term of the applicable employment agreement and / or (ii)  provide a severance payment ranging from one to two times the executive’s base salary.  Our severance and change of control benefits were determined on the basis of market practices in order to provide a competitive overall compensation package to our named executive officers.

Retirement Benefits.  Other than participation in our 401(k) Plan under the same terms as all other employees and as set forth below, we do not offer retirement benefits to our named executive officers.  We provide some of our named executive officers with the following retirement benefits:

In lieu of retirement benefits, we provide Mr. Khoury with an annual payment equal to 150% of his base salary. These payments are made on a quarterly basis in arrears.  In addition, we have agreed with Mr. Khoury to make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company.

In lieu of retirement benefits, we provide Mr. Baughan with an annual payment equal to 50% of his average annual base salary for the preceding three-year period to a rabbi trust established on his behalf.  All such payments will vest in full on April 26, 2012. Vesting of these payments will accelerate upon the termination of Mr. Baughan’s employment, due to his death, disability or by us without cause (as defined in his employment agreement). We make these payments, less applicable personal income taxes, into this rabbi trust on a quarterly basis in arrears.

In lieu of retirement benefits, we provide Mr. McCaffrey with an annual payment equal to 50% of his average annual salary for the preceding three-year period multiplied by the number of years service with the Company. These payments are made on a quarterly basis in arrears.

Other Compensation.  Our named executive officers are eligible to participate in all benefit programs that are generally available to all our employees.  In addition, we provide our named executive officers with the following:

•
Under the Medical Care Reimbursement Plan for Executives, we generally reimburse each of our named executive officers for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

•	We reimburse each of our named executive officers for reasonable costs of financial and estate planning.

•	We provide certain named executive officers with a monthly automobile allowance, as described below under the heading “Employment, Severance and Change of Control Agreements.”

•
Under our travel policy, we provide use of a Company-owned aircraft to our CEO and limited use to our former CEO to ensure their personal security. As set forth in the “All Other Compensation” column of the Director Compensation Table above and the Summary Compensation Table below, our CEO and former CEO are taxed on the incremental cost relating to their personal use of the aircraft.

To the extent applicable, these amounts are included in the Summary Compensation Table as part of the “All Other Compensation” column.

External Benchmarking

Benchmarking Objectives. We believe our executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities.  We benchmark targeted pay levels for essentially every position throughout our organization.  Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, payments in lieu of retirement benefits) for our named executive officers near the 75th percentile of our peer group. We believe the weighting of each component of our compensation program (as described above under the heading “The Elements of our Compensation Program”) is appropriate given the historically cyclical nature of our industry, which has resulted and may result in several-year periods during which substantially lower cash incentives are awarded.

Benchmarking Process. Pursuant to its charter, the Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties.  The Compensation Committee has sole authority to retain or terminate any such compensation consultants or advisors, and to approve their fees.  In 2009 the Compensation Committee retained Mercer Human Resources Consulting, an independent compensation consultant, to assist in the design and implementation of our executive compensation program including the review of market surveys and peer group comparisons.  Compensation and other financial data for our peer group are compiled from publicly available information as well as from the Mercer’s proprietary database for similar sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2009 study was based on data included in the 2008 annual reports and 2008 proxy statements of our peer group).

We believe market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives and the appropriate level of long-term incentives to be provided to each named executive officer. However, due to variability and the inexact science of matching and pricing executive jobs, we believe that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of our named executive officers, market data is reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

In 2009, Mercer reviewed both the individual components and aggregate composition of our compensation packages for our named executive officers focusing on several components of  pay including:

•	actual and targeted base salary;

•	cash incentives;

•	total cash compensation (i.e., base salary plus cash incentives);

•	actual and targeted long-term incentives;

•	total direct compensation (i.e., total cash plus long-term incentives); and

•	total direct compensation plus payments in lieu of retirement benefits, to the extent applicable.

Based on this review, Mercer advised the Compensation Committee that for each of our named executive officers:

•	the targeted total cash compensation (including base salary and targeted annual cash incentives) approximated the 75th percentile;

•	the targeted total direct compensation (including base salary, annual cash and long-term incentives) was positioned between the median and the 75th percentile of our peer group;

•
the total actual direct compensation (including base salary, annual cash and long-term incentives) plus payments in lieu of retirement benefits, as applicable, approximated the 75th percentile of the peer group; and

•	the total actual cash compensation was between the median and the 75th percentile of the peer group.

Mercer also studied our 2008 financial performance (the most current data then available) and that of our peer group, measuring revenue growth, operating income growth, EBITDA growth, EPS growth, and return on average equity and determined that we were positioned at approximately the 70th percentile of our peer group.

Compensation Comparison Group. The compensation comparison group we used in 2009 was comprised of the following 13 companies in the aerospace and defense industries:

•	Goodrich Corporation
•	Precision Castparts Corporation
•	Rockwell Collins, Inc.
•	Spirit Aerosystems Holdings
•	Teleflex Inc.
•	Crane Co.
•	Teledyne Technologies, Inc.
•	Moog Inc.
•	Hexcel Corporation
•	Curtiss-Wright Corporation
•	Esterline Technologies Corporation
•	AAR Corp
•	Triumph Group Inc.

In consultation with Mercer, the Compensation Committee selected these companies for our peer group on the basis that (i) as compared to our Company, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at our Company which required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with us for business and executive talent. The median 2008 revenues and equity market capitalization of our peer group were $1.9 billion and $1.3 billion, respectively; our revenues for the year ended December 31, 2009 were $1.9 billion and, as of December 31, 2009, our equity market capitalization was $2.4 billion.

Stock Ownership

Our Board of Directors established stock ownership guidelines for our executive officers and non-management directors. Under these guidelines, our named executive officers and members of the Board of Directors are required to own shares of the Corporation’s common stock with a market value of at least a specified multiple of their salary or cash retainer, as applicable, within a predetermined time period.  The guidelines are five times salary for the CEO,  three and one-half times salary for all other  executive officers and three times the annual cash retainers for members of our Board of Directors.   Progress toward meeting the guidelines is reviewed by the Compensation Committee annually.  At December 31, 2009 all members of our Board Directors and all named executive officers were in compliance with our guidelines.

The Compensation Committee considers all shares held by a director or executive officer as follows toward meeting the ownership requirements:  shares owned outright (including in family trusts and those held by a spouse), time vested restricted shares, shares or share equivalents held in our 401(k)Plan or Non-Employee Directors Deferred Stock Plan and shares in our employee stock purchase plan.  Unexercised stock options and unearned performance shares are not included toward meeting the guidelines.

Tax and Accounting Considerations

To the extent that it is practicable and consistent with our executive compensation philosophy, we intend to comply with Section 162(m) of the Internal Revenue Code,  which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. If compliance with Section 162(m) conflicts with the compensation philosophy or is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy.

To the extent that any compensation paid to our named executive officers constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

The Compensation Committee also takes accounting considerations, including the impact of Financial Accounting Standards Board Accounting Standards Codification 718 Compensation – Stock Compensation (FASB Statement 123(R), Share Based Payments) into account in structuring compensation programs and determining the form and amount of compensation awarded.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2009 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Charles L. Chadwell
Jonathan M. Schofield

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each of our named executive officers in 2009, 2008 and 2007:

				Non-Equity
				Incentive	All
			Stock	Plan	Other
Name and Principal Position	Year	Salary	Awards ($)(2)	Compensation ($)(1) (3)	Compensation ($)		Total ($)
(a)	(b)	(c)	(e)	(g)	(i)		(j)
Amin J. Khoury	2009	$1,055,428	$2,908,022	$525,000	$3,073,036	(4)	$7,561,486
Chairman and Chief Executive	2008	1,019,580	2,915,007	1,050,000	3,134,125	(4)	8,118,712
Officer	2007	1,001,200	1,752,756	1,001,200	4,656,784	(4)	8,411,940

Michael B. Baughan	2009	539,442	1,041,777	267,500	310,240	(5)	2,158,959
President and Chief Operating	2008	523,462	990,003	535,000	278,532	(5)	2,326,997
Officer	2007	514,000	515,237	400,000	112,087	(5)	1,541,324

Thomas P. McCaffrey	2009	495,018	953,790	245,250	443,217	(6)	2,137,275
Senior Vice President and Chief	2008	480,270	907,008	490,500	460,761	(6)	2,338,539
Financial Officer	2007	471,500	472,482	430,000	420,957	(6)	1,794,939

Wayne Exton	2009	338,103	450,012	135,000	38,448	(7)	961,563
Vice President and General	2008	298,928	420,008	270,000	25,889	(7)	1,014,825
Manager—Business Jet Segment	2007	275,000	274,990	175,000	31,599	(7)	756,589

Werner Lieberherr	2009	419,840	554,111	167,500	26,890	(8)	1,168,341
Vice President and General	2008	407,390	520,008	335,000	27,122	(8)	1,289,520
Manager – Commercial Aircraft	2007	400,000	700,006	250,000	22,714	(8)	1,372,720
Products Group

Ryan Patch	2009	368,369	450,012	186,000	411,050	(9)	1,415,431
Vice President – Law, General	2008	—	—	—	—		—
Counsel and Secretary	2007	—	—	—	—		—

(1)	All annual cash bonuses paid to our named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(2)
The amounts reported in the “Stock Awards” column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (without any reduction for risk of forfeiture)  as determined based on applying the assumptions used in our financial statements.  Whether, and to what extent, a Named Executive Officer realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.

(3)
The amounts shown represent the annual cash incentive payments received by our named executive officers under our MIP.  These cash awards were earned in 2009, 2008 and 2007 and were paid on February 12, 2010, March 13, 2009 and March 7, 2008, respectively.  The MIP is described in detail above in our “Compensation Discussion and Analysis.”

(4)
With respect to Mr. Khoury, the amount reported for 2009, 2008 and 2007 as “All Other Compensation” includes payments made in lieu of retirement benefits of $2,600,396, $2,765,450 and $4,296,300, respectively, for our annual payments in lieu of retirement benefits; $219,504, $215,303 and $180,785, respectively, representing the aggregate incremental cost to us for his personal use of the Company aircraft; $192,367, $99,595 and $125,983, respectively, for estate planning; $9,800, $9,200 and $9,000, respectively for Company contributions to our 401(k) Plan; $13,594, $3,364 and $3,116, respectively, representing payments under our executive medical plan; and $37,375, $41,213 and $41,590, respectively, relating to an automobile and insurance provided by the Company.  The aggregate incremental cost for the use of the Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate for the aircraft by the hours used.  The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(5)
With respect to Mr. Baughan, the amount reported for 2009, 2008 and 2007 as “All Other Compensation” includes $286,539, $249,075 and $83,576, respectively, for our annual payments in lieu of retirement benefits; $9,800, $9,200 and $9,000, respectively, for contributions to the Company’s 401(k) Plan; $701, $3,626 and $2,880, respectively, representing payments under executive medical coverage; and an additional amount relating to an automobile allowance and estate planning.

(6)
With respect to Mr. McCaffrey, the amount reported for 2009, 2008 and 2007 as “All Other Compensation” includes $407,561, $381,243 and $341,967, respectively, for our annual payments in lieu of retirement benefits; $9,800, $9,200 and $9,000, respectively, for contributions to the Company’s 401(k) Plan; $9,587, $47,150 and $53,251, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

(7)
With respect to Mr. Exton, the amount reported for 2009, 2008 and 2007 as “All Other Compensation” includes $0, $0 and $9,399, respectively, for reimbursement of relocation expenses; $9,800, $9,200 and $9,000 respectively, for contributions to the Company’s 401(k) Plan; $15,448, $3,489 and $0, respectively, representing payments under our executive medical plan; and an additional amount relating to an automobile allowance.

(8)
With respect to Mr. Lieberherr, the amount reported for 2009, 2008 and 2007 as “All Other Compensation” includes $9,800, $9,200 and $9,000, respectively, for contributions to the Company’s 401(k) Plan; $3,890, $4,722 and $514, respectively, representing payments under our executive medical plan and for payment of COBRA benefits owed to his prior employer; and an additional amount relating to an automobile allowance.

(9)
With respect to Mr. Patch, the amount reported for 2009 as “All Other Compensation” includes $364,715 for reimbursement for relocation expenses; $9,800 for contributions to the Company’s 401(k) Plan; $23,335 representing payments under our executive medical plan  and for payment of COBRA benefits owed to his prior employer;  and an additional amount relating to an automobile allowance.  Mr. Patch commenced employment on December  22, 2008.

Grants of Plan-Based Awards During 2009

The following table sets forth information concerning incentive awards made to our named executive officers in 2009.  Awards consisted of restricted stock and cash incentive awards under our MIP as described in detail in our Compensation Discussion and Analysis.

					All Other
	Estimated Future Payouts Under Non-Equity				Stock Awards:	Grant Date Fair
	Incentive Plan (MIP or bonus) Awards (1)				Number of	Value of Stock
	Grant	Threshold	Target	Maximum	Shares of Stock or	and Options
Name	Date	($)(2)	($)	($)	Units (#)(3)(5)	Awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(i)	(l)
Amin J. Khoury	1/1/2009	$ —	$536,123	$536,123	$ —	$ —
	12/15/2009	—	—	—	129,591	2,908,022

Michael B. Baughan	1/1/2009	—	272,600	272,600	—	—
	12/15/2009	—	—	—	46,425	1,041,777

Thomas P. McCaffrey	1/1/2009	—	250,150	250,150	—	—
	12/15/2009	—	—	—	42,504	953,790

Werner Lieberherr	1/1/2009	—	212,160	212,160	—	—
	12/15/2009	—	—	—	24,693	554,111

Wayne Exton	1/1/2009	—	170,856	170,856	—	—
	12/15/2009	—	—	—	20,054	450,012

Ryan Patch	1/1/2009	—	186,150	186,150	—	—
	12/15/2009	—	—	—	20,054	450,012

(1)
The amounts shown represent the range of annual cash incentive opportunities for each named executive officer under our 2009 MIP. The MIP is described in detail above in our Compensation Discussion and Analysis.

(2)
Since the amount of Non-Equity Incentive Plan awards are determined on the basis of a named executive officer’s contributions to the success of a segment or the Company, as applicable, no specific threshold can be determined.

(3)
The restricted stock awards made on December 15, 2009 were approved by our Compensation Committee at its meeting on October 29, 2009.  This process is consistent with our policy of having the dollar value of annual grants of restricted stock to our employees reviewed and approved by our Compensation Committee at a meeting in the third or fourth quarter and having the grants made effective as of December 15 of each year (or if December 15 is not a business day, the first business day thereafter).  The number of shares of restricted stock granted is equal to the dollar value approved by our Compensation Committee divided by the closing price of our common stock on the date of grant.  All grants of restricted stock are made pursuant to our 2005 Long-Term Incentive Plan.

(4)
The amounts reported represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (without any reduction for risk of forfeiture)  as determined based on applying the assumptions used in our financial statements.   Whether, and to what extent, a Named Executive Officer realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the Named Executive Officer’s continued employment.

(5)
75% of the 2009 annual award is subject to time-based vesting and 25% of the 2009 annual award is subject to performance-based vesting.  The time-based portion of the award vests ratably over a period of three years.  The vesting of the performance-based portion of the award is subject to the Company achieving an average annual return on equity target established by the Compensation Committee for the three calendar years following the date of the grant.  25% of the initial award will vest on the fourth anniversary of the award if 90% or more of the performance target is attained; 12.5% of the initial award will vest on the fourth anniversary of the award if between 85% and 90% of the performance is attained, and no portion of the initial award will vest if less than 80% of the applicable target is attained.  For attainment between 80% and 85%, or between 85% and 90% of the applicable performance target, between 25% and 50%, and 50% and 100%, respectively, of the performance-based portion of the award will vest (as determined on the basis of linear interpolation).

2009 Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each named executive officer as of December 31, 2009, which include unvested shares of restricted stock.

		Stock Awards
		Number of	Market Value of
		Shares or Units	Shares or Units
		of Stock That	of Stock That
		Have Not Vested	Have Not Vested
Name	Grant Date	(#) (1) (2)	($)(3)
(a)	(b)	(c)	(d)
Amin J. Khoury	12/15/2009	129,591	$3,045,389
	11/17/2008	268,581	6,311,654
	11/15/2007	20,456	480,716
	11/15/2006	16,747	393,555
	7/31/2006	96,969	2,278,772

Michael B. Baughan	12/15/2009	46,425	1,090,988
	11/17/2008	91,216	2,143,576
	11/15/2007	6,013	141,306
	11/15/2006	8,151	191,549

Thomas P. McCaffrey	12/15/2009	42,504	998,844
	11/17/2008	83,569	1,963,872
	11/15/2007	5,514	129,579
	11/15/2006	7,966	187,201
	7/31/2006	26,060	612,410

Wayne Exton	12/15/2009	20,054	471,269
	11/17/2008	38,698	909,403
	11/15/2007	3,209	75,412
	11/15/2006	4,631	108,829

Werner Lieberherr	12/15/2009	24,693	580,286
	11/17/2008	47,912	1,125,932
	11/15/2007	8,170	191,995
	11/15/2006	2,037	47,870
	7/5/2006	4,585	107,748

Ryan Patch	12/15/2009	20,054	471,269
	11/23/2008	65,178	1,531,683

(1)
Commencing in 2008, 75% of the annual award to each named executive officer is subject to time-based vesting and 25% of the annual award is subject to performance-based vesting.  The time-based portion of the award vests ratably over a period of three years.  The vesting of the performance-based portion of the award is subject to the Company achieving an average annual return on equity target established by the Compensation Committee for the three calendar years following the date of the grant.  25% of the initial award will vest on the fourth anniversary of the award if 90% or more of the performance target is attained; 12.5% of the initial award will vest on the fourth anniversary of the award if between 85% and 90% of the performance target attained, and no portion of the initial award will vest if less than 80% of the applicable target is attained.  For attainment between 80% and 85%, or between 85% and 90% of the applicable target, between 25% and 50% and 50% and 100%, respectively, of the performance-based portion of the award will vest (as determined on the basis of linear interpolation).

(2)
With respect to awards granted prior to 2008, 25% of the shares will vest on each of the first, second, third and fourth anniversaries of the date of grant provided that the executive is employed on the applicable vesting date.

(3)	The market value of unvested shares is based on the closing share price of $23.50, which was the closing price of our common stock as quoted on the NASDAQ National Market on December 31, 2009.

Option Exercises and Stock Vested Table During 2009

The following table provides information concerning vesting of stock awards held by each named executive officer during 2009.  No options were outstanding in 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
(a)	(b)(#)	(c)($)	(d)(#)(1)	(e)($)(2)
Amin J. Khoury	—	$—	213,473	$4,287,967

Michael B. Baughan	—	—	41,564	944,859

Thomas P. McCaffrey	—	—	64,640	1,317,031

Wayne Exton	—	—	19,136	434,572

Werner Lieberherr	—	—	26,679	558,986

Ryan Patch	—	—	21,727	521,013

(1)	Represents the shares of restricted stock that vested during 2009.

(2)	Represents the number of shares of restricted stock that vested during 2009 multiplied by the closing price of our common stock as reported on the NASDAQ National market on the applicable vesting date.

Nonqualified Deferred Compensation

All of our employees, including our named executive officers, participate in our qualified 401(k) defined contribution plan.  Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $9,800. We do not provide any nonqualified deferred compensation benefits to any of our employees.

Employment, Severance and Change of Control Agreements

We have entered into employment agreements with each of our named executive officers as described below.

Amin J. Khoury. Mr. Khoury is party to an employment agreement with us, amended and restated as of December 31, 2008, pursuant to which he serves as our Chairman and Chief Executive Officer, or CEO. The agreement has a rolling three-year term so that the term of the agreement extends through three years from any date as of which the term is being determined unless terminated earlier.  The agreement provides that Mr. Khoury will receive a base salary of $1,072,200 per year (as of July 1, 2009), subject to an annual cost-of-living increase and other increases as determined from time to time by our Board of Directors. Mr. Khoury is also entitled to participate in our MIP and to receive an annual cash incentive as determined by the Compensation Committee. Our CEO is also eligible to participate in all benefit plans (other than retirement plans) generally available to our executives and we provide him with an automobile and automobile insurance at a cost of approximately $40,000 per year.

General Provisions

In lieu of retirement benefits, we provide Mr. Khoury with annual payments equal to 150% of his base salary. These payments are made on a quarterly basis in arrears.  In addition, we make an annual payment in lieu of retirement benefits equal to the product determined by multiplying the annual increase in salary by 150% times the number of years since he founded the Company.  This payment is made in the quarter following the change in salary.  All such payments are made to a grantor trust for the benefit of Mr. Khoury, such payments are taxable to Mr. Khoury when paid, and historically have been distributed to Mr. Khoury at the time of payment as provided pursuant to the terms of the trust agreement. These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above.

Mr. Khoury’s employment agreement provides that he and his spouse will receive medical, dental and health benefits (including benefits under our executive medical reimbursement plan) for the remainder of their lives notwithstanding a termination of his employment for any reason.

Pursuant to the agreement, if Mr. Khoury’s employment with us terminates for any reason other than death or incapacity, we will enter into a consulting arrangement with him under which he has agreed to provide strategic planning, financial planning, merger and acquisition advice and consultation to us, as well as periodic advice and consultation regarding key staffing and recruitment issues and such other services as we may mutually agree upon.  The consulting agreement will extend for a period of five years following Mr. Khoury’s termination of employment.  During the duration of his consulting agreement, Mr. Khoury will be entitled to an annual consulting fee equal to 15% of his salary in effect on the day of his termination of employment and will also be entitled to an office, an assistant, travel benefits under our travel policy described above in our Compensation Discussion and Analysis, automobile benefits and reimbursement for reasonable out-of-pocket business expenses.  Unvested restricted stock awards will continue to vest in accordance with the award agreement for so long as Mr. Khoury  is providing consulting services under this agreement.  During the five-year term, the consulting agreement may not be amended or terminated without the prior written consent of us and Mr. Khoury.  In the event of Mr. Khoury’s death or disability during the consulting period, he or his designee will receive a lump-sum payment equal to the fees for the then remaining term of the consulting period.

In the event that any payments or other benefits made to Mr. Khoury are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, he will receive an excise tax gross-up payment.  Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code.  Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will also be paid by us.

During the term of his employment agreement and consulting agreement (if applicable) and for a period of two years thereafter, Mr. Khoury may not compete with us or solicit our employees.  In addition, Mr. Khoury is subject to a confidentiality provision that lasts indefinitely.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Khoury will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Voluntary Termination. If Mr. Khoury terminates his employment with us at any time and for any reason other than due to death, incapacity or in connection with the closing of a Change of Control transaction, he is entitled to a lump-sum severance payment amount equal to one times his annual base salary.

Involuntary Termination. If Mr. Khoury’s employment with us is terminated by us for any reason other than death, incapacity or in connection with the closing of a Change of Control transaction, he is entitled to (i) a lump-sum payment equal to the salary he would have received had he remained employed through the remainder of the then-existing term,  (ii) a final payment in lieu of retirement benefits determined as if he remained employed for three years following the termination of his employment and (iii)  accelerated vesting of all outstanding equity awards with stock options remaining exercisable for the remainder of their applicable terms, and a lump-sum severance amount equal to one times his annual base salary.

Change of Control. If a change of control occurs, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  In addition, if his employment terminates contemporaneously with a Change of Control transaction for any reason other than his resignation for good reason, our CEO will be entitled to a lump-sum severance amount equal to one times his annual base salary.  If Mr. Khoury’s employment is not terminated contemporaneously with a Change of Control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment he will be entitled to the payments and benefits set forth in his employment agreement as described above.  However, if Mr. Khoury’s employment is terminated by him for good reason following a change of control, he will receive (i) a lump sum amount equal to the sum of the annual base salary he would have received had he remained employed through the third anniversary of the termination date, (ii) a final payment in lieu of retirement benefits calculated as if he had remained employed through the third anniversary of the termination date, and (iii) a severance payment of one times his base salary in effect for that year.  In the event of a dispute regarding the benefits payable to Mr. Khoury upon a change of control, we will pay or reimburse him for all related legal expenses.  In the event the Company determines it likely that a change of control will occur, it will establish a grantor trust to secure any potential obligations to the CEO associated with the change of control.

Death. In the event of Mr. Khoury’s death, his designee will receive an amount equal to the salary that would have been due to him if he remained employed through the third anniversary of his death.  In addition,  Mr. Khoury’s designee will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms. On April 27, 2007, we entered into a death benefit agreement with Mr. Khoury that provides for the payment of a $3.0 million death benefit to his named beneficiary upon his death during or after his employment.  We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon his death.

Incapacity. In the event of Mr. Khoury’s termination of employment due to his incapacity, he will receive an amount equal to two times the annual base salary that he would have received had he remained employed through the third anniversary of his termination of employment, payable in a lump sum.  In addition, Mr. Khoury will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Michael B. Baughan. Mr. Michael B. Baughan, our President and Chief Operating Officer, or COO, is party to an employment agreement with us that was amended and restated as of December 31, 2008.  The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier.  Under the terms of the agreement, Mr. Baughan receives an annual salary of $545,200 per year (as of July 1, 2009), subject to annual cost-of-living increases from time to time by our Board of Directors, and he may receive an annual incentive bonus under our MIP at the discretion of the Compensation Committee, which is generally limited to 120% of his base salary, unless otherwise approved by the Board of Directors.  Mr. Baughan is also eligible to participate in all benefit plans (other than retirement plans) available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

Our agreement with Mr. Baughan provides that we will make quarterly payments in lieu of retirement benefits to a rabbi trust established for his benefit in an annual amount equal to 50% of his average annual salary for the preceding three-year period.  These payments will vest in full in April 2012 provided that Mr. Baughan remains employed through this date.  Vesting of these payments will accelerate upon the termination of Mr. Baughan’s employment due to his death or incapacity, by us without cause or upon a change of control.  Upon vesting, funds will be distributed to Mr. Baughan and all future payments will be made to Mr. Baughan directly.

In the event that any payments or other benefits made to Mr. Baughan are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, he will receive an excise tax gross-up payment.  Similarly, the agreement provides Mr. Baughan with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code.  Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

Mr. Baughan is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. Baughan will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination. In the event Mr. Baughan’s employment is terminated by us without cause (as defined in the employment agreement), he will receive a lump-sum severance amount equal to the salary he would have received had he remained employed through the third anniversary of his termination.  He will also be entitled to the immediate vesting of the benefits held in a rabbi trust as described above.  In addition, all outstanding equity awards will immediately vest with any stock options remaining exercisable for the remainder of their applicable terms.  Mr. Baughan and his eligible dependents will also be eligible to receive medical, dental and health benefits for two years following the termination.

Change of Control. If a change of control occurs (as defined under Section 409A of the Internal Revenue Code), Mr. Baughan will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable term.  In addition, if, in connection with the change of control his employment is terminated by us without cause, Mr. Baughan will be entitled to a lump-sum amount equal to three times his salary, accelerated vesting of the funds held the rabbi trust describe above, and two year’s continuation of his and his dependents’ medical, dental and health benefits.  The Company will establish a grantor trust for any change of control payments if it determines that a change of control is likely to occur.  In the event of a dispute regarding the benefits payable to our COO upon a change of control, we will pay or reimburse him for all related legal expenses.

Death. In the event of Mr. Baughan’s termination due to his death, his designee will receive a lump-sum payment equal to the salary that would have been due to him had he remained employed through the third anniversary of his death.  Mr. Baughan’s designee will also receive accelerated vesting of the funds held in a rabbi trust described above and accelerated vesting of all outstanding equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  In addition, Mr. Baughan’s eligible dependents will receive two years continuation of his medical, dental and health benefits.   On April 27, 2007, we entered into a death benefit agreement with Mr. Baughan that provides for the payment of a $1.5 million death benefit to his named beneficiary upon his death during or after his employment.  We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon his death.

Incapacity. In the event of Mr. Baughan’s termination due to his incapacity, he will receive the salary and automobile allowance that he would have received had he remained employed through the third anniversary of his termination.  In addition, Mr. Baughan and his eligible dependants will be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits.  As a result of such a termination, Mr. Baughan will also be entitled to accelerated vesting of the funds held in a rabbi trust described above and accelerated vesting of all outstanding equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Voluntary Resignation; Termination for Cause. If, at any time, Mr. Baughan resigns his employment with us or his employment is terminated by us for cause he will not be entitled to any further compensation or benefits other than as set forth in any applicable plans, programs and arrangements.  He will also forfeit any unvested amounts in his retirement account.

Thomas P. McCaffrey. Mr. Thomas P. McCaffrey is party to an employment agreement with us, amended and restated as of December 31, 2008,  pursuant to which he serves as our Senior Vice President and Chief Financial Officer, or CFO.  The agreement has a rolling three-year term so that the term extends through three years from any date as of which the term is being determined unless terminated earlier.  The agreement provides that Mr. McCaffrey will receive a base salary of $500,300 per year (as of July 1, 2009), subject to cost of living and other increases as determined from time to time by our Board of Directors.  Mr. McCaffrey  is also entitled to participate in our MIP and to receive a discretionary annual cash incentive.  Mr. McCaffrey  is also eligible to participate in all benefit plans (other than retirement plans) available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

Our agreement with Mr. McCaffrey  provides that we will make quarterly payments in lieu of retirement benefits in an annual amount equal to one-half of his average annual salary for the preceding three-year period multiplied by the number of years service with the Company,  less all prior payments. These payments are made to a grantor trust for the benefit of Mr. McCaffrey, such payments are taxable to Mr. McCaffrey when paid, and historically have been distributed to Mr. McCaffrey at the time of payment as provided pursuant to the terms of the trust agreement.  These payments are reported in the “All Other Compensation” column of the Summary Compensation Table above.  We make these payments on a quarterly basis in arrears.

In the event our CFO terminates employment for any reason other than a termination by us for cause, he will be entitled to any accrued but unpaid bonus for the prior year and any accrued but unpaid payments in lieu of retirement benefits.

In the event that any payments or other benefits made to him are subject to excise taxes as an “excess parachute payment” under the Internal Revenue Code, Mr. McCaffrey will receive an excise tax gross-up payment.  Similarly, the agreement provides him with a tax gross-up payment with respect to tax obligations under Section 409A of the Internal Revenue Code.  Incidental costs and expenses incurred in respect of certain accounting tasks and procedures associated with these tax matters will be paid by us.

Mr. McCaffrey is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

In addition to the benefits described above, Mr. McCaffrey will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Involuntary Termination; Resignation with Good Reason.  In the event Mr. McCaffrey’s employment is terminated by us without cause or by him for good reason (as each term is defined in the employment agreement), other than contemporaneously with a change of control transaction, he will receive a lump-sum severance amount equal to two times his annual salary, plus the salary he would have received had he remained employed through the third anniversary of his termination.  He will also receive a final payment in lieu of retirement benefits determined as if he continued employment for three years following the termination.  As a result of such a termination, he will also be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.

Change of Control. If a change of control occurs, Mr. McCaffrey  will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable term.  In addition, if, contemporaneously with a change of control transaction, Mr. McCaffrey’s employment is terminated for any reason, Mr. McCaffrey will be entitled to a lump-sum amount equal to two times his annual base salary.  If Mr. McCaffrey’s employment is not terminated contemporaneously with a change of control transaction, his employment agreement will remain in effect and upon a subsequent termination of employment he will be entitled to the payments and benefits set forth in the agreement.  In the event of a dispute regarding the benefits payable to Mr. McCaffrey  upon a change of control, we will pay or reimburse him for all related legal expenses.

Death. In the event of Mr. McCaffrey’s termination due to his death, his designee will receive a lump-sum payment equal to the salary that would have been due to him had he remained employed through the third anniversary of his death.  Mr. McCaffrey’s eligible dependents will also be entitled to receive, for two years following his death, continuation of medical, dental and health benefits.  In addition, Mr. McCaffrey  will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  On April 27, 2007, we entered into a death benefit agreement with Mr. McCaffrey that provides for the payment of a $1.0 million death benefit to his named beneficiary upon his death during or after his employment.  We have funded this death benefit with a single payment whole life insurance policy which will fund 100% of this obligation upon Mr. McCaffrey’s death.

Incapacity. In the event of  Mr. McCaffrey’s  termination due to his incapacity, he will receive the salary and automobile allowance that he would have received had he remained employed through the third anniversary of his termination of employment, payable in a lump sum.  In addition, Mr. McCaffrey  will be entitled to the immediate vesting of all equity awards with any stock options remaining exercisable for the remainder of their applicable terms.  Mr. McCaffrey and his eligible dependants will also be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits.

Retirement; Resignation Without Good Reason. If Mr. McCaffrey retires or resigns without good reason at any time, he is entitled to a lump-sum severance payment equal to one times his annual base salary.

Termination for Cause. If, at any time, Mr. McCaffrey is terminated by us for cause, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Wayne Exton.  Mr. Exton is party to an employment agreement amended and restated as of March 17, 2009, that is automatically renewed for additional one-year terms unless either we or Mr. Exton gives the other party at least 30 days’ written notice prior to the then-applicable expiration date.  Under the terms of his employment agreement Mr. Exton receives an annual salary of $341,700 per year (as of July 1, 2009), subject to adjustment from time to time.  He is also eligible to receive a discretionary incentive bonus under our MIP.  Mr. Exton is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers. Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

Death; Incapacity.  Upon his death, Mr. Exton is entitled to a lump-sum amount equal to the salary that he would have received had he remained employed through the remainder of the then-applicable term.  In the event of the termination of Mr. Exton’s employment due to his incapacity, Mr. Exton is entitled to a lump-sum amount equal to the salary that he would have received had he remained employed through the remainder of the then-applicable term of the agreement as well as the continuation of benefits through the agreement termination date, subject to mitigation from alternative employment.  In addition, pursuant to the terms of the applicable equity award agreements, upon a termination of his employment due to death or disability, Mr. Exton will be entitled to the immediate vesting of all outstanding shares of restricted stock.

Termination without Cause.  In the event that we terminate Mr. Exton’s employment without cause, he will be entitled to continue to receive medical and dental benefits, for the remainder of the then-applicable employment term, subject to mitigation from alternative employment and a lump-sum payment equal to the sum of his base salary for one year and his base salary for the then-remaining term of the agreement.

Change of Control.  Following a change of control, if Mr. Exton resigns for good reason or we terminate his employment without cause, he will be entitled to receive a lump-sum payment equal to one times his base salary and continuation of his base salary for the then-remaining term of the agreement.  He will also be entitled to continue to receive medical and dental benefits during the remainder of his employment term, or, if earlier, until he becomes eligible to participate in the plans of a subsequent employer.  In addition, pursuant to the terms of the applicable equity award agreements, Mr. Exton will be entitled to the immediate vesting of all outstanding shares of restricted stock.

Termination for Cause; Resignation without Good Reason.   If Mr. Exton is terminated by us for cause or resigns for any reason other than good reason upon change of control, he will not be entitled to any further compensation and benefits other than as set forth in any applicable plans, programs or arrangements.

Mr. Exton is also party to the Company’s standard proprietary information and confidentiality agreement.

Werner Lieberherr. Mr. Lieberherr is party to an employment agreement amended and restated as of December 9, 2008, that is automatically renewed for additional one-year terms unless either we or Mr. Lieberherr gives the other party at least 90 days’ written notice prior to the then-applicable expiration date.  Under the terms of his employment agreement, Mr. Lieberherr receives an annual salary of $424,300 per year (as of July 1, 2009), subject to adjustment from time to time.  He is also eligible to receive an annual discretionary incentive bonus under our MIP.  Mr. Lieberherr is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers.  Mr. Lieberherr is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

Mr. Lieberherr will be entitled to receive the following benefits and payments upon the occurrence of the following specified events:

Death; Incapacity.  Upon his death, Mr. Lieberherr’s designee is entitled to an amount equal to the salary that he would have received had he remained employed through the remainder of the then-applicable term.  In the event of the termination of Mr. Lieberherr’s employment due to his incapacity, he will receive a lump-sum payment representing his base salary and automotive allowance for the then-remaining term of the agreement, as well as the continuation of benefits through the agreement termination date, subject to mitigation from alternative employment.  In addition, pursuant to the terms of the applicable equity award agreements, upon a termination of his employment due to death or disability, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding shares of restricted stock or other equity awards.

Termination without Cause.  In the event that we terminate Mr. Lieberherr’s employment without cause, he will be entitled to continue to receive medical and dental benefits for the remainder of the then-applicable employment term, subject to mitigation from alternative employment and a lump-sum payment equal to the sum of his base salary for one year and his base salary for the then-remaining term of the agreement.

Change of Control.  In the event that following a change of control, Mr. Lieberherr resigns for good reason or we terminate his employment without cause, he will be entitled to receive a lump-sum payment equal to one times his base salary and continuation of his base salary, in addition to medical and dental benefits for the then-remaining term of the agreement, subject to mitigation from alternative employment.  Upon a change of control, Mr. Lieberherr will be entitled to the immediate vesting of all outstanding shares of restricted stock or other equity awards.

Ryan M. Patch.  Mr. Patch is party to an employment agreement dated October 17, 2008, pursuant to which he serves as the Vice President – Law, General Counsel and Secretary of the Company.  The agreement has an initial term of three years and is automatically renewed for additional one-year terms unless either we or Mr. Patch give the other party at least 6 months’ written notice prior to the then-applicable expiration date.  Under the terms of his employment agreement, Mr. Patch receives an annual salary of $405,000 per year as of December 22, 2009, subject to adjustment from time to time.  He is also eligible to receive an annual discretionary incentive bonus under our MIP.  Mr. Patch is entitled to an automobile allowance of $1,100 per month and may participate in all benefits plans, programs and arrangements generally made available to our executive officers.  Mr. Patch is also party to the Company’s standard proprietary information and confidentiality agreement.

Specific Termination and Change of Control Provisions

Death.  Upon his death, Mr. Patch’s designee is entitled to a lump-sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-applicable term of the agreement.  Mr. Patch’s eligible dependents will also be entitled to receive, for two years following his death, continuation of medical, dental and health benefits.  In addition, upon a termination of his employment due to death, Mr. Patch will be entitled to the immediate vesting of all outstanding shares of restricted stock or other equity awards.

Incapacity.  In the event of the termination of Mr. Patch’s employment due to his incapacity, Mr. Patch is entitled to a lump-sum payment equal to the salary and automobile allowance that he would have received had he remained employed through the remainder of the then-applicable term of the agreement.  Mr. Patch and his eligible dependents will also be entitled to receive, for two years following his termination due to his incapacity, continuation of medical, dental and health benefits.  In addition, upon a termination of his employment due to incapacity, Mr. Patch will be entitled to the immediate vesting of all outstanding shares of restricted stock or other equity awards.

Termination without Cause.  In the event that we terminate Mr. Patch’s employment without cause (as defined in the agreement), he will be entitled to receive a lump-sum amount equal to the sum of (i) his base salary for one year, (ii) his target incentive bonus for the year in which his termination occurs, and (iii) his base salary for the then-remaining term of the agreement.  In addition, Mr. Patch will be entitled to the immediate vesting of all outstanding shares of restricted stock or other equity awards.

Change of Control.  If following, or in connection with, a change of control (as defined in the agreement), Mr. Patch resigns for good reason (as defined in the agreement) or we terminate his employment without cause, he will be entitled to receive a lump-sum payment equal to the sum of (i) his base salary for one year, (ii) his target incentive bonus for the year in which the termination occurs, and (iii) his base salary and automobile allowance for the then-remaining term of the agreement.  In addition, Mr. Patch and his eligible dependents will be entitled to receive continuation of medical, dental and health benefits for the then-remaining term of the agreement.  Upon a change of control, Mr. Patch will also be entitled to the immediate vesting of all outstanding shares of restricted stock or other equity awards.

In the event any payments or benefits paid to Mr. Patch would be subject to the excise tax imposed by Section 409A of the Internal Revenue Code or any interest or penalties payable with respect to such excise tax, then Mr. Patch is entitled to a gross-up payment from the Company.

Potential Payments upon a Termination or Change of Control

The tables that follow summarize the potential compensation that would have been payable to each of our named executive officers as a result of a termination of the named executive officer’s employment or a change of control.  The tables generally assume that the named executive officer’s employment terminated on December 31, 2009 and, if applicable, that the change of control occurred on December 31, 2009.  In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $23.50, which was the closing price of our common stock as quoted on the NASDAQ National Market on December 31, 2009.

The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the named executive officers would have been entitled to receive on December 31, 2009, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the change of control), including the following:

•	Defined Contribution Plans. Each of the named executive officer’s account balances under the 401(k) Plan, including any Company contributions, were fully vested as of December 31, 2009.

•
Vested Equity Awards. Once vested, restricted stock awards are not forfeitable.  The number and fair market value of all shares of restricted stock that were vested as of December 31, 2009 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

•
Life Insurance. Each of the named executive officers is entitled to receive Company paid group term life insurance of one times his or her base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

•
Executive Medical Benefits. Pursuant to his employment agreement, Mr. Khoury and his spouse are entitled to receive medical benefits for the remainder of their lives regardless of the reason for termination of employment.

The amounts shown in the tables below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2009 and do not reflect any actual payments to be received by the named executive officers:

Amin J. Khoury
					Change of Control
					Contempraneous
					Involuntary	Contemporaneous
Compensation	Voluntary			Involuntary	Termination/	Resignation With	Remain
Element	Resignation	Incapacity	Death	Termination	Resignation	Good Reason	Employed
Lump-sum of Salary for Contract Term/Severance Payment	$1,072,245	$6,433,470	$3,216,735	$4,288,980	$1,072,245	$4,288,980	$--
Accrued Cash Incentive Compensation	--	525,000	525,000	525,000	525,000	525,000	--

Payments in lieu of retirement benefit	--	--	--	4,825,103	--	4,825,103	--

Total Cash Payments	1,072,245	6,958,470	3,741,735	9,639,083	1,597,245	9,639,083	--

Acceleration of Unvested Equity Awards	--	12,510,084	12,510,084	12,510,084	12,510,084	12,510,084	12,510,084

Tax Gross-up	--	--	--	--	--	--	--

TOTAL	$1,072,245	$19,468,554	$16,251,819	$22,149,167	$14,107,329	$22,149,167	$12,510,084

Michael B. Baughan
	Voluntary					Change of Control
	Resignation/				Termination	Resignation/	Termination
Compensation	Termination				Without	Remain	Without
Element	for Cause	Incapacity		Death	Cause	Employed	Cause
Lump-sum of Salary for Contract Term/Severance Payment	$--	$1,635,597		$1,635,597	$1,635,597	$--	$1,635,597
Accrued Cash Incentive Compensation	--	267,500		267,500	267,500	--	267,500

Payments in Lieu of Retirement Benefits	--	694,933		694,933	694,933	--	694,933
Benefit Continuation	--	62,060	(1)	22,460	22,460	--	22,460

Total Cash Payments	--	2,660,090		2,620,490	2,620,490	--	2,620,490

Acceleration of Unvested Equity Awards	--	3,567,418		3,567,418	3,567,418	3,567,418	3,567,418

Tax Gross-up	--	--		--	--	--	--

TOTAL	$--	$6,227,508		$6,187,908	$6,187,908	$3,567,418	$6,187,908

(1)  Benefit continuation for incapacity includes $39,600 for automobile allowance.

Thomas P. McCaffrey
							Change of Control
		Resignation						Contemporaneous
		Without				Termination		Resignation/
Compensation	Termination	Good				Without	Remain	Involuntary
Element	For Cause	Reason	Incapacity		Death	Cause	Employed	Termination
Lump-sum of Salary for Contract Term/Severance Payment	$--	$500,300	$1,500,900		$1,500,900	$2,501,500	$--	$1,000,600
Accrued Cash Incentive Compensation	--	245,250	245,250		245,250	245,250	--	245,250

Benefit Continuation	--	--	75,126	(2)	35,526	35,526	--	--

Payments in Lieu of Retirement Benefits	--	--	--		--	750,450	--	--

Total Cash Payments	--	745,550	1,821,276		1,781,676	3,532,726	--	1,245,850

Acceleration of Unvested Equity Awards	--	--	3,891,906		3,891,906	3,891,906	3,891,906	3,891,906

Tax Gross-up	--	--	--		--	--	--	--

TOTAL	$--	$745,550	$5,713,182		$5,673,582	$7,424,632	$3,891,906	$5,137,756

(2)  Benefit continuation for incapacity includes $39,600 for automobile allowance.

Wayne Exton
	Voluntary				Change of Control
	Resignation/			Termination	Resignation/	Termination
Compensation	Termination			Without	Remain	Without
Element	for Cause	Incapacity	Death	Cause	Employed	Cause
Lump-sum of Salary for Contract Term/Severance Payment	$--	$112,343	$112,343	$454,054	$--	$454,054

Benefit Continuation	--	6,309	--	6,309	--	6,309

Total Cash Payments	--	118,652	112,343	460,363	--	460,363

Acceleration of Unvested Equity Awards	--	1,564,912	1,564,912	--	1,564,912	1,564,912

TOTAL	$--	$1,683,564	$1,677,255	$460,363	$1,564,912	$2,025,275

Werner Lieberherr
	Voluntary						Change of Control
	Resignation/					Termination	Resignation/	Termination
Compensation	Termination					Without	Remain	Without
Element	for Cause	Incapacity		Death		Cause	Employed	Cause
Lump-sum of Salary for Contract Term/Severance Payment	$--	$215,066		$215,066		$639,386	$--	$639,386

Benefit Continuation	--	13,999	(3)	6,690	(3)	7,308	--	7,308

Total Cash Payments	--	229,065		221,756		646,694	--	646,694

Acceleration of Unvested Equity Awards	--	2,053,830		2,053,830		--	2,053,830	2,053,830

TOTAL	$--	$2,282,895		$2,275,586		$646,694	$2,053,830	$2,700,524

(3)  Benefit continuation for incapacity and death includes $6,690 for automobile allowance.

Ryan M. Patch
							Change of Control
								Termination
								Without
	Voluntary							Cause/
	Resignation/					Termination	Resignation/	Resignation
	Termination					Without	Remain	with
Compensation Element	for Cause	Incapacity		Death		Cause	Employed	Good Reason
Lump-sum of Salary for Contract Term/Severance Payment		$798,904		$798,904		1,203,904	$--	$1,203,904

Accrued Cash Incentive Compensation	--	--		--		186,000	--	186,000

Benefit Continuation	--	83,624	(4)	83,624	(4)		--	82,835

Total Cash Payments	--	882,528		882,528		1,389,904	--	1,472,739

Acceleration of Unvested Equity Awards	--	2,002,952		2,002,952		2,002,952	2,002,952	2,002,952

Tax Gross-up	--	--		--		--	--	--

TOTAL	$--	$2,885,480		$2,885,480		$3,392,856	$2,002,952	$3,475,691

(4)  Benefit continuation includes $26,038 for automobile allowance.

Policy and Procedures for the Review and Approval of Related Person Transactions

We have adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related person transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct.

Under the policy, our Law Department will review all proposed transactions presented to or identified by it involving a related person and in which the Company is a participant and in which the amount exceeded $120,000. The Law Department will present to the Audit Committee for approval any transaction at or above this dollar amount in which the related person may have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following: (1) whether the transaction was the product of fair dealing, which factors include the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest in such transaction was disclosed to the Company; (2) the terms of the transaction and whether similar terms would have been obtained from an arm’s length transaction with a third party; and (3) the availability of other sources for comparable products or services. The policy also identifies certain types of transactions that our Board has identified as not involving a direct or indirect material interest and are therefore, not considered related person transactions for purposes of the policy.

The policy requires that our Law Department implement certain procedures for the purpose of obtaining information with respect to related person transactions. These procedures include, among other things, (1) informing, on a periodic basis, our directors, nominees for director and executive officers of the requirement for presenting possible related party transactions to the Law Department for review and (2) reviewing questionnaires completed by directors, nominees for director and executive officers designed to elicit information about possible related person transactions.

Certain Relationships and Related Transactions

There are no reportable transactions pursuant to this requirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Due to an administrative error, Forms 4 for reporting exempt transactions by Messrs. Cowart, Hamermesh, Robert Khoury, Chadwell, Schofield and Wegner with respect to quarterly allocations of deferred shares under the Directors Plan from 2001 to 2006 were filed after the relevant due dates.  To the Company’s knowledge, during 2008 and 2009, all other Section 16(a) filing requirements applicable to its officers, directors and greater-than-10-percent beneficial owners were complied with.  In making the above statements, the Company has relied on the written representations of its directors and officers and a review of the copies of the Section 16(a) reports that have been filed with the Securities and Exchange Commission.

 PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2010 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance.  If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them.  Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2009 fiscal year.  In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of our Employee Stock Purchase Plan and performed certain non-audit services.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors on page 12.  For information concerning fees paid to Deloitte & Touche LLP, see Principal Accountant Fees and Services on page 43.

The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting, is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

PROPOSAL NO. 3
APPROVAL OF THE AMENDED AND RESTATED 1994 EMPLOYEE STOCK PURCHASE PLAN

On April 29, 2010, the Board of Directors unanimously approved, subject to stockholder approval, an amendment and restatement of the 1994 Employee Stock Purchase Plan (the "Purchase Plan").  In connection with the amendment and restatement of the Purchase Plan, the Board of Directors approved, subject to stockholder approval, an increase in the number of shares of Common Stock available for purchase under the Purchase Plan from 3,500,000 to 4,000,000, an increase of 500,000 shares.  As of April 27, 2010, there were 91,562 shares of Common Stock available for issuance under the Purchase Plan.

The Purchase Plan (as amended and restated, including the increase in the number of shares available for issuance thereunder) is being submitted for approval by the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting of Stockholders.  The following is a summary of the principal provisions of the Purchase Plan (as amended and restated), but is not intended to be a complete description of all of the terms and provisions of the Purchase Plan.  This description is qualified by reference to the Purchase Plan document, a copy of which is attached hereto as Annex A.

History.  The Purchase Plan was initially adopted by the Company's Board of Directors on February 1, 1994 and approved by the stockholders on August 11, 1994 and has been periodically amended to increase the number of shares available for issuance thereunder.  The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code and will be administered and interpreted in accordance with this provision.  On April 27, 2010 the market price of the Common Stock on the NASDAQ National Market was $29.41.

Administration.  The Purchase Plan is administered by the Compensation Committee of the Board of Directors which has the right to determine any questions which may arise regarding the interpretation and application of the provisions of the Purchase Plan and to make, administer, and interpret such rules and regulations as it deems necessary.  Any determinations will be made by the Compensation Committee in its sole discretion and will be final and binding.  The Compensation Committee is authorized from time to time to delegate some or all of its authority under the Purchase Plan to a subcommittee or other individuals as it deems necessary, appropriate or advisable.

Eligibility.  Any individual who (i)  has been employed by the Company (or its parents or subsidiaries) for at least 90 days, (ii)  is customarily employed by the Company (or its parents or subsidiaries) for at least 20 hours per week, and (iii) is customarily employed  by the Company (or its parents or subsidiaries) for 5 months or more in any calendar year is eligible to participate in the Purchase Plan, provided that the individual is employed on the first day of an option period and subject to certain limitations imposed by Section 423 and 423 of the Internal Revenue Code.  As of April 27, 2010, approximately 3,200 individuals were eligible to participate in the Purchase Plan.

Option Periods.  The Purchase Plan is currently implemented by consecutive 6-month option periods, beginning on January 1st and July 1st of each year and ending on the last day of June and December, respectively.  Shares are issued on the last day of each 6-month option period.

Participation in the Plan.  Eligible employees become participants in the Purchase Plan by executing and delivering to the Company an enrollment form at least 15 days prior to the beginning of an option period (or an earlier date determined by the Compensation Committee).  The enrollment form specifies the employee's contribution percentage (between 2% and 15% of "eligible compensation" as defined in the Internal Revenue Code) and authorizes the Company to make payroll deductions for the purchase of shares under the Purchase Plan.

A participant may discontinue his or her participation in the Purchase Plan or may decrease the rate of payroll deductions (but not below 2% of compensation) at any time during the option period by delivering written notice to the Company.  Upon a withdrawal from the Purchase Plan during an option period, all payroll deductions for the option period will be returned to the participant in cash, without interest.  The participant may not re-elect to participate in the Purchase Plan during the option period but may make a new election to participate in any future option period.  Unless the participant's participation is discontinued, the purchase of shares occurs automatically at the end of the option period.  Once an employee becomes a participant, he or she will automatically be enrolled in subsequent option periods unless the employee withdraws from the Purchase Plan or becomes ineligible to participate.

Purchase Price.  The purchase price per share at which shares are sold under the Purchase Plan is 85% of the fair market value of the Common Stock on the last day of the option period.  The fair market value of the Common Stock on a given date is the closing sales price on the NASDAQ National Market as of such date.

Delivery of Shares.  On the last day of the option period, the balance of a participant’s account under the Purchase Plan will be applied to the purchase of the number of shares of Common Stock determined by dividing the account balance by the purchase price.  No fractional shares will be delivered under the Purchase Plan.

Share Purchase Limits.  The maximum number of shares that a participant may purchase during any option period is the number of shares that when multiplied by the fair market value of the Company's Common Stock on the last day of the option period equals $12,500 or less.  In addition, no participant will be granted an option under the Purchase Plan which would allow the maximum number of shares of Common Stock that a participant may purchase under the Purchase Plan (or any employee stock purchase plan sponsored by the Company (and its subsidiaries and affiliates)) to accrue at a rate which would exceed $25,000 in fair market value of such shares (determined at the last day of the option period) for each fiscal year in which the option is outstanding at any time.  In addition, no participant will be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the participant would own 5% or more of the combined voting power or value of all classes of stock of the Company or of any of its subsidiaries (including stock that may be purchased under the Purchase Plan or pursuant to any other options).

Termination of Employment; Death.  Upon the termination of a participant's employment with the Company and its subsidiaries and affiliates, the participant (i) will immediately cease to participate in the Purchase Plan and (ii) will receive any amounts being held in his or her account.  In the event of a participant's death during an option period, the participant's designated beneficiary will be entitled to receive the amount credited to the participant's account or to have the account applied to the purchase of Common Stock at the end of the option period.

Adjustment or Changes in Capitalization.  In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, recapitalization,  partial or complete liquidation, reclassification,  merger, consolidation, reorganization, extraordinary cash dividend, spin-off, split-up, combination or other corporate event or distribution of stock or property affecting the Common Stock, the aggregate number of shares available under the Purchase Plan, the number of shares underlying options under the Purchase Plan and the purchase price of such options will be appropriately adjusted in accordance with Section 423 of the Internal Revenue Code.

Dissolution or Liquidation.  Unless provided otherwise by the Compensation Committee, in the event of the proposed dissolution or liquidation of the Company, the option period then in progress will be shortened by the Compensation Committee setting a new exercise date and shall terminate immediately prior to the consummation of the proposed dissolution or liquidation.

Asset Sale, Merger or Consolidation. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, each outstanding option under the Purchase Plan will be assumed, or an equivalent right to purchase shares substituted, by the successor or resulting entity or a parent or subsidiary of the entity.  In lieu of such substitution or assumption, the Committee may elect to shorten any option period then in progress by setting a new exercise date and any option period then in progress will end on the new exercise date.

Non-assignability.  No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason during the lifetime of a participant (other than by will or the laws of descent and distribution).  If a participant attempts to make such a transfer, any option held by the participant may be terminated by the Company.

Amendment and Termination of the Plan.  The Purchase Plan may be amended by the Board of Directors for any reason subject to applicable laws, rules and regulations.  However, if the Board of Directors elects to amend the Purchase Plan to increase the number of outstanding shares of Common Stock available for issuance, the amendment must be approved by the Company's stockholders within twelve months.  On April 29, 2010, the Board of Directors amended the Purchase Plan to provide that the plan will remain in effect until December 31, 2018, unless terminated earlier by the Board of Directors.

Certain Federal Income Tax Considerations.  The following is a general summary of certain United States federal income tax consequences under the Purchase Plan based upon the laws as in effect on April 27, 2010.  This summary is not a complete description of the possible federal income tax consequences of the Purchase Plan and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code.  Under these provisions, no income will be taxable to a participant at the time of purchase of shares.

Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares.

•
If the shares are disposed of by the participant two years or more after the first day of the option period, the lesser of (i) the excess of the fair market value of the Common Stock at the time of such disposition over the purchase price, and (ii) 15% of the fair market value of the Common Stock on the first day of the option period, will be treated as ordinary income.  The portion of the gain that is in excess of the amount, if any, will be taxed at long-term capital gain rates.  If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but instead a capital loss for the difference between the sale price and the purchase price.

•
If the shares are disposed of by the participant within two years of the first day of the offering period, the participant will recognize compensation taxable as ordinary income, in an amount equal to the excess of the fair market value of the Common Stock on the last day of the offering period over the purchase price of the Common Stock under the Purchase Plan.  In addition, on the disposition of the Common Stock, the participant will recognize capital gain or loss equal to the difference between the price at which the Common Stock is disposed of and the cost basis in the Common Stock.

The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant.

New Plan Benefits.  It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDED AND RESTATED 1994 PURCHASE PLAN DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AMENDED AND RESTATED 1994 PURCHASE PLAN.

The affirmative vote of a majority of the votes present, in person or by proxy, and properly cast at the Annual Meeting of Stockholders (at which a quorum is present) is required to approve the Amended and Restated Purchase Plan.

Equity Compensation Plan Information

The Company maintains the following equity compensation plans under which the Company’s common stock is authorized for issuance to employees and directors in exchange for services: 2005 Long-Term Incentive Plan, Amended and Restated 1989 Stock Option Plan, 1991 Directors’ Stock Option Plan, United Kingdom 1992 Employee Share Option Scheme, 1996 Stock Option Plan, 2001 Stock Option Plan, 2001 Directors’ Stock Option Plan, 1994 Employee Stock Purchase Plan and Non-Employee Directors Deferred Stock Plan. The United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan have not been approved by the Company’s stockholders; the other plans have received the approval of the Company’s stockholders. The only plans which remain currently active are the 2005 Long-Term Incentive Plan, the Amended and restated 1994 Employee Stock Purchase Plan and the Non-Employee Directors Deferred Stock Plan.  The following table provides aggregate information regarding the shares of common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s equity compensation plans as of December 31, 2009:

	(a)		(c)
	Number of Securities		Number of Securities
	to be Issued Upon	(b)	Available for Future
	Exercise of	Weighted Average	Issuance Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options,	Outstanding Options,	(Excluding Securities
	Warrants and	Warrants and Rights	Reflected in
Plan Category	Rights(1)	($)	Column (a) (2)
Equity Compensation Plans approved by security holders(3):	28,250	$10.42	2,767,462

Equity Compensation Plans not approved by security holders(4):	129,285	7.37	--

Total	157,535	$7.92	2,767,462

(1)	As of December 31, 2009, the weighted average remaining contractual life of all outstanding stock options was 3.8 years.

(2)	Numbers in this column also include rights granted pursuant to the 1994 Employee Stock Purchase Plan and rights under the Non-Employee Directors Deferred Stock Plan.

(3)
Awards were granted pursuant to the following plans: the 2005 Long-Term Incentive Plan, the Amended and Restated 1989 Stock Option Plan, the 1991 Directors’ Stock Option Plan, the 2001 Stock Option Plan and the 2001 Directors’ Stock Option Plan.  The Company will not make any further awards under the 2001 Stock Option Plan, the 2001 Directors’ Stock Option Plan, the Amended and Restated 1989 Stock Option Plan or the 1991 Directors’ Stock Option Plan.

(4)	Options were granted pursuant to the following plans: United Kingdom 1992 Employee Share Option Scheme and the 1996 Stock Option Plan. The Company will not make any further awards under these plans.

Non-Stockholder Approved Plans. The material terms of the Company’s non-stockholder approved equity compensation plans are summarized below.

United Kingdom 1992 Employee Share Option Scheme. The Board of Directors adopted the United Kingdom 1992 Employee Share Option Scheme on July 15, 1992. The UK plan is a United Kingdom Inland Revenue approved plan that provides for the grant of share options to key employees of the Company and its subsidiaries in the United Kingdom.

The exercise price of the share options granted under the UK plan were determined by the Board of Directors and are equal to 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board of Directors, share options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant. Upon an optionee’s termination of employment with the Company or its subsidiaries for any reason other than death, sick leave, or an approved leave of absence, share options will lapse immediately. In addition, upon a change of control of the Company, share options will generally either (i) vest in full and remain exercisable for a period of fourteen days or (ii) be canceled and replaced with an option to purchase shares of the acquiring corporation with substantially the same terms.

1996 Stock Option Plan. The Board of Directors adopted the 1996 Stock Option Plan on August 16, 1996. The plan provides for the grant of nonstatutory stock options to employees, consultants and advisers of the Company and its subsidiaries other than directors and executive officers. No further option grants will be made under the plan.

The exercise price of the options is determined by the Board of Directors but will not be less than 100% of the fair market value of the Company’s common stock on the date of grant. Unless otherwise determined by the Board of Directors, options vest as to 25% of the underlying shares on the date of grant and on each of the first, second and third anniversaries of the date of grant and expire on the tenth anniversary of the date of grant.

Upon an optionee’s termination of employment for any reason other than death or for cause, vested options will generally remain exercisable for three months and unvested options will be immediately forfeited. However, if the optionee has been an employee of the Company for at least 10 years at the time of termination, vested options will generally remain exercisable until the original expiration date. In addition, upon a change of control of the Company either (i) all outstanding options will become immediately exercisable at least 20 days prior to the change of control and will terminate upon the effective date of the change of control or (ii) the Board of Directors will provide for the assumption or replacement of the outstanding options by the surviving corporation resulting from the change of control.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2009.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee of the Company’s Board of Directors considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee of the Company’s Board of Directors also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the total fees for services performed by Deloitte & Touche LLP during the fiscal years ended December 31, 2009 and December 31, 2008.

	2009	2008
	(in thousands)	(in thousands)
Audit Fees	$2,669	$3,216
Audit-Related Fees	15	14
Tax Fees	1,472	761
Total	$4,156	$3,991

Audit Fees

Audit fees in 2009 and 2008 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s subsidiaries and services provided in connection with filing registration statements with the Securities and Exchange Commission.  Audit fees in 2009 and 2008 also include $8,925 and $2,408, respectively, of fees related to work to support the Company’s grant application in Ireland and due diligence services in connection with an acquisition.

Audit-Related Fees

Audit-related fees in 2009 and 2008 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with the Employee Stock Purchase Plan audit.

Tax Fees

Tax fees in 2009 and 2008 consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP in connection with services for tax compliance, tax planning, tax advice and tax audit assistance.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP.  Any services provided by Deloitte & Touche LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement.  In 2009, none of the fees paid to Deloitte & Touche LLP were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2011 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than February 12, 2011 to be considered for inclusion in the Company’s proxy materials for that meeting.  For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2010 or 2011, a stockholder's proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.11 of the Company's By-laws.

OTHER MATTERS

The Board of Directors is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and our Annual Report on Form 10-K are available on our website at www.beaerospace.com.

If you want to receive a paper copy or email .pdf copy of these documents, you must request one.  There is no charge.  Please contact:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, FL 33414
Attention: Investor Relations
Telephone: 561-791-5000

Annex A

BE Aerospace, Inc.
1994 Employee Stock Purchase Plan
(Amended and Restated as of ________, 2010)

SECTION 1.  PURPOSE OF PLAN

         This document amends and restates the BE Aerospace, Inc. 1994 Employee Stock Purchase Plan (the "Plan") as of ________, 2010.  The Plan is intended to provide a method by which eligible employees of BE Aerospace, Inc. ("BE Aerospace") and of such of BE Aerospace's parents and subsidiaries as BE Aerospace's Board of Directors (the "Board of Directors") may from time to time designate (such parents, subsidiaries, together with BE Aerospace, being hereinafter referred to as the "Company") may use voluntary, systematic payroll deductions to purchase shares of the Common Stock of BE Aerospace, par value $.01 per share (the "Stock") and thereby acquire an interest in the future of BE Aerospace.  The Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”) and shall be administered, interpreted and construed in accordance with such provisions.  For purposes of the Plan, (i) a "subsidiary" is any corporation which constitutes a “subsidiary” of BE Aerospace within the meaning of Section 424 of the Code and (ii) a “parent” constitutes a “parent” of BE Aerospace within the meaning of Section 424 of the Code.

SECTION 2.  OPTIONS TO PURCHASE STOCK

         Under the Plan, there is available an aggregate of not more than 4,000,000 shares of Stock (subject to adjustment as provided in Section 14) for sale pursuant to the exercise of options ("Options") granted under the Plan.  The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board of Directors may determine.

SECTION 3.  ELIGIBLE EMPLOYEES

         (a)    Except as otherwise provided in the Plan, each individual: (i) who is an active Employee of the Company ("Employee"); (ii) who has a customary working schedule of at least 20 hours per week; (iii) who has been an Employee for at least 90 days; and (iv) whose customary employment is for five months or more in any calendar year will be eligible to participate in the Plan (each such individual, an "Eligible Employee").  From time to time, the Compensation Committee of the Board of Directors (the “Compensation Committee”) may amend the requirements of an Eligible Employee, subject to the provisions of Sections 423 and 424 of the Code.

         (b)            Any Employee who immediately after the grant of an Option would, in accordance with the provisions of Sections 423 and 424 of the Code, own stock possessing 5% or more of the total combined voting power or value of all classes of stock of BE Aerospace or any of its parents or subsidiaries, will not be an Eligible Employee.

         (c)             No Employee will be granted an Option under the Plan which would permit his or her rights to purchase shares of Stock under all employee stock purchase plans of the Company (as defined by Section 423(b) of the Code)  to accrue at a rate which exceeds $25,000 in fair market value of such Stock (determined at the time the Option is granted) for each calendar year during which any such Option granted to such Employee is outstanding at any time, as provided in Sections 423 and 424(d) of the Code.  For purposes of this limitation, the date of grant of an Option shall be the date on which the Option is exercised pursuant to Section 8.  “Fair market value” on any given day will mean the Closing Price of the Stock on such day (or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price).  The "Closing Price" of the Stock on any business day will be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the mean between the highest bid and lowest asked prices on that day.  A good faith determination by the Compensation Committee as to fair market value shall be final and binding.

Annex A

SECTION 4.  METHOD OF PARTICIPATION

(a)    Each of the periods during which this Plan remains in effect is hereinafter referred to as an "Option Period".  Option Periods shall be of six-month duration.  Each Plan Year (January 1st through December 31st) shall contain two Option Periods, one shall commence January 1 and terminate June 30 and the other shall commence July 1 and terminate December 31.

(b)    Each person who is an Eligible Employee on the first day of an Option Period may elect to participate in the Plan by executing and delivering a payroll deduction authorization in accordance with Section 5.  Such Employee will thereby become a participant ("Participant") for such Option Period.  Unless otherwise specified prior to the beginning of the year pursuant to Section 5, a Participant shall be deemed to have elected to participate in each subsequent Plan Year for which the Participant is an Eligible Employee to the same extent and in the same manner as at the end of the prior Plan Year.

SECTION 5.  PAYROLL DEDUCTIONS

(a)    The payroll deduction authorization will be in a form determined by the Compensation Committee from time to time.  The payroll deduction authorization must be delivered to the Company at least fifteen days prior to the first date of the Option Period (or such earlier or later date specified by the Compensation Committee from time to time).  When executing and delivering the payroll deduction authorization, the Participant shall request withholding at a rate (in whole percentages) of not less than 2% or more than 15% of the Participant's Compensation by means of equal payroll deductions over the Option Period.  All amounts withheld in accordance with a Participant's payroll deduction authorization will be credited to a withholding account for such Participant.  All such amounts shall be assets of the Company and may be used by the Company for any corporate purpose.  The payroll deduction authorization will remain in effect for each consecutive subsequent Option Periods unless changed or revoked by the Participant pursuant to Section 5(b).  For purposes of the Plan, "Compensation" will mean the sum of the types and amounts of compensation determined from time to time by the Compensation Committee to be eligible to be taken into account under the Plan; provided, however, that no such determination shall include or exclude any type or amount of compensation contrary to the requirements of Section 423 of the Code.

(b)    At any time during an Option Period,  a Participant may (i) cancel an Option and cease participation in the Plan with respect to all (but not less than all) of the Stock subject to such Option or (ii) reduce the withholding rate of his or her payroll deduction authorization for the Option Period by one or more whole percentage points (but not to below 2%) by delivering written notice to the Company in the form specified by the Compensation Committee, such cancellation or reduction to take effect prospectively as soon as practicable following receipt of such notice by the Company.  A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Option Period, or cease participation entirely for a future Option Period, by written notice delivered to the Company at least 15 days prior to the first day of the Option Period as to which the change is to be effective (or such earlier or later date specified by the Compensation Committee from time to time).  To the extent then an Eligible Employee, any Participant who ceased to participate may elect to participate in a future Option Period by completing the process specified in Sections 4 and 5.  Upon cancellation, the balance in the Participant’s withholding account will be returned to the Participant.

SECTION 6.  GRANT OF OPTIONS

Each person who is a Participant on the first day of an Option Period will, as of such day, be granted an Option for such Period.  Such Option will be for the number of whole shares (not in excess of the share maximum as hereinafter defined) of Stock to be determined by dividing (i) the balance in the Participant's withholding account on the last day of the Option Period, by (ii) the purchase price per share of the Stock determined under Section 7.  For purposes of the preceding sentence, the share maximum with respect to any Option for any Option Period shall be the largest whole number of shares of Stock which, when multiplied by the fair market value of a share of Stock on the last day of the Option Period, produces a dollar amount of $12,500 or less.  The number of shares of Stock receivable by each Participant upon exercise of his or her Option for an Option Period will be reduced, on a substantially proportionate basis, in the event that the number of shares then available under the Plan is otherwise insufficient.

Annex A

SECTION 7.  PURCHASE PRICE

         The purchase price of Stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Stock at the time at which the Option is exercised pursuant to Section 8.

SECTION 8.  EXERCISE OF OPTIONS

(a)    Each Employee who is a Participant in the Plan on the last day of an Option Period will be deemed to have exercised, on the last day of the Option Period, the Option granted to him or her for that Option Period.  Upon such exercise, the balance of the Participant's withholding account will be applied to the purchase of the number of whole shares of Stock determined under Section 6 and as soon as practicable thereafter the shares will be issued to the Participant either in certificates or electronically in “book entry” form with the transfer agent.  In the event that the balance of the Participant's withholding account following an Option Period is in excess of the total purchase price of the shares issued, the balance of the account shall be returned to the Participant; provided, however, that if the balance left in the account consists solely of an amount equal to the value of a fractional share it will be retained in the withholding account and carried over to the next Option Period.  The entire balance of the Participant's withholding account following the final Option Period shall be returned to the Participant.  No fractional shares will be issued hereunder.

(b)    As a condition to receiving shares or cash amounts hereunder, (i) the Company may require a Participant to make a cash payment to the Company of, or (ii) the Company may withhold from any shares and cash amounts distributable under the Plan, an amount necessary to satisfy all Federal, state, city or other taxes required to be withheld in respect of such payments pursuant to any law or governmental regulation or ruling.

(c)    An Option may not be exercised and  shares of Stock may not be issued in connection with an Option, unless the issuance of the shares of Stock (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under state “blue sky” laws is available); and (iii) complies with foreign securities laws and other applicable laws rules and regulations (including any required  consents and approvals).  The Compensation Committee may require each Participant exercising an Option to represent to and agree with the Company in writing that the Participant is acquiring the Stock for investment purposes and not with a view to the distribution of the Stock.  All certificates for Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Stock is then listed, and any applicable securities law, and the Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.  The Company may affix a legend to the stock certificate issued upon the exercise of an Option as it deems necessary in its sole discretion.  The Company is under no obligation to register the Stock transferred to a Participant upon exercise.  If the Stock is not registered, a Participant may not resell, offer to resell or otherwise transfer such Stock unless the resale or transfer takes place in accordance with applicable law and as otherwise determined by the Compensation Committee.

SECTION 9.  INTEREST

         No interest will be payable on withholding accounts.

SECTION 10.  TERMINATION OF EMPLOYMENT; LEAVE OF ABSENCE; SALE TRANSACTION

(a)    Subject to Section 11, upon the termination of a Participant's service with the Company for any reason, (i) he or she will cease to be a Participant, (ii) any Option held by the Participant under the Plan will be deemed canceled, (iii) the balance of the Participant’s withholding account will be returned to the Participant, and (iv) the Participant will have no further rights under the Plan.

Annex A

(b)    Unless the Compensation Committee otherwise determines, a Participant on a paid leave of absence shall continue to be a Participant in the Plan so long as such Participant is on such paid leave of absence.  Unless otherwise determined by the Compensation Committee, a Participant on an unpaid leave of absence will no longer be eligible to make any additional contributions as of the date such unpaid leave has begun;  provided, however, that, unless the Participant cancels the Option pursuant to Section 5, the balance of the Participant's withholding account shall be applied to the purchase of Stock, in accordance with Section 8 hereof, on the last day of the Option Period immediately following the commencement of the Participant’s leave of absence.

(c)    In the event of the proposed dissolution or liquidation of BE Aerospace, the Option Period then in progress shall be shortened by the Compensation Committee setting a new exercise date and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Compensation Committee.  The new exercise date selected by the Compensation Committee shall be before the date of the proposed dissolution or liquidation of BE Aerospace.  Each Participant will be notified in writing, at least 10 business days prior to the new exercise date (or such longer or shorter period as the Compensation Committee may determine) that the exercise date for the Participant's Options has been changed to the new exercise date and that the balance of the Participant's withholding account shall be applied to the purchase of shares, in accordance with Section 8 hereof,  on the new exercise date, unless prior to such date the Participant has ceased to participate in the Plan as provided in Section 5 hereof.

(d)    In the event of a proposed sale of all or substantially all of the assets of BE Aerospace, or the merger or consolidation of BE Aerospace with or into another entity, unless provided otherwise by the Compensation Committee, each outstanding Option shall be assumed, or an equivalent right to purchase shares substituted, by the successor or resulting entity or a parent or subsidiary of the such entity.  In lieu of such substitution or assumption, the Compensation Committee may elect to shorten any Option Period then in progress by setting a new exercise date and any Option Period then in progress shall end on the new exercise date.  The new exercise date selected by the Compensation Committee shall be before the effective date of such proposed sale, merger or consolidation.  Each Participant will be notified in writing, at least 10 business days prior to the new exercise date (or such longer or shorter period as the Compensation Committee may determine) that the exercise date for the Participant's Options has been changed to the new exercise date and that the balance of the Participant's withholding account shall be applied to the purchase of shares, in accordance with Section 8 hereof,  on the new exercise date, unless prior to such date the Participant has ceased to participate in the Plan as provided in Section 5 hereof.

SECTION 11.  DEATH OF PARTICIPANT

         A Participant may file a written designation of beneficiary specifying who is to receive any Stock and/or cash credited to the Participant under the Plan in the event of the Participant's death, which designation will also provide for the election by the Participant of either (i) cancellation of the Participant's Option upon his or her death, as provided in Section 5 or (ii) application as of the last day of the Option Period of the balance of the deceased Participant's withholding account at the time of death to the exercise of his or her Option, pursuant to Section 8 of the Plan. In the absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Option pursuant to Section 5.  A designation of beneficiary and election may be changed by the Participant at any time, by written notice in a manner specified by the Compensation Committee.  In the event of the death of a Participant and receipt by BE Aerospace of proof of the identity and existence at the Participant's death of a beneficiary validly designated by him or her under the Plan, BE Aerospace will deliver to such beneficiary such Stock and/or cash to which the beneficiary is entitled under the Plan.  Where the Participant has elected option (ii) above but there is no surviving designated beneficiary, BE Aerospace will deliver such Stock and/or cash to the executor or administrator of the estate of the Participant.  No beneficiary will, prior to the death of the Participant by whom he or she has been designated, acquire any interest in any Stock or cash credited to the Participant under the Plan.

Annex A

SECTION 12.  PARTICIPANT'S RIGHTS NOT TRANSFERABLE

         All Participants will have the same rights and privileges under the Plan.  Each Participant's rights and privileges under any Option may be exercisable during his or her lifetime only by him or her, and may not be assigned, sold, pledged, assigned, or otherwise transferred in any manner (other than by will or the laws of descent and distribution).  Any attempt at such transfer shall be without effect.  In the event any Participant violates the terms of this Section 12, any Option held by him or her may be terminated by the Company in its sole discretion and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan will terminate.

SECTION 13.  EMPLOYMENT RIGHTS

         Nothing contained in the provisions of the Plan will be construed to give to any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time.  The loss of existing or potential profit in Options will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation to the Participant.

SECTION 14.  CHANGE IN CAPITALIZATION

         In the event of any change in the outstanding Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Stock, warrants or rights offering to purchase Stock at a price substantially below fair market value, or any other corporate event or distribution of stock or property of  BE Aerospace affecting the Stock, after the effective date of this Plan, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, and the purchase price will be appropriately adjusted.  Such adjustment shall be made equitably by the Compensation Committee subject to the limitations of Section 424 of the Code.

SECTION 15.  ADMINISTRATION OF PLAN

(a)    The Plan will be administered by the Compensation Committee, which will have the full power and authority (i) to determine any questions which may arise regarding the interpretation and application of the provisions of the Plan (ii) to proscribe, amend and rescind rules and regulations and (iii) to make, administer, construe and interpret such rules and regulations as it deems necessary or advisable in its sole discretion.  Any determinations hereunder shall be made in the Compensation Committee’s sole discretion and shall be final and binding.  Anything in the Plan to the contrary notwithstanding, subject to applicable law, any authority or responsibility that, under the terms of the Plan, may be exercised by the Compensation Committee may alternatively be exercised by the Board of Directors.

(b)    To the extent not prohibited by applicable law, the Compensation Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Compensation Committee or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation.  For purposes of the Plan, reference to the Compensation Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Compensation Committee delegates authority pursuant to this Section 15.

(c)    Subject to applicable law:  (i) no member of the Board of Directors or Compensation Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan; and (ii) the members of the Board of Directors or the Compensation Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Certificate of Incorporation and Bylaws of BE Aerospace, as they may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Compensation Committee shall be entitled to rely upon, and no member of the Compensation Committee shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Compensation Committee deems necessary.

Annex A

SECTION 16.  AMENDMENT AND TERMINATION OF PLAN

(a)           The Company reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by vote of the Board of Directors; provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 14) will have no force or effect unless it is approved by the shareholders within twelve months before or after its adoption.  Shareholder approval is also required to the extent necessary to comply with applicable laws, rules and regulations including, without limitation, Sections 423 and 424 of the Code.

(b)           The Plan as amended and restated will become effective beginning on the first Option Period following the approval by the shareholders of BE Aerospace.  The Plan will automatically terminate on December 31, 2018 (at the end of the second Option Period beginning in Plan Year 2018).  The Plan may be earlier suspended or terminated by the Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of outstanding Options.  The Plan will terminate in any case when all or substantially all the Stock reserved for the purposes of the Plan has been purchased.

SECTION 17.  CAPTIONS, ETC.

The captions of the sections and paragraphs of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan.  References to sections herein are to the specified sections of this Plan unless another reference is specifically stated.  Wherever used herein, a singular number shall be deemed to include the plural unless a different meaning is required by the context.

SECTION 18.  EFFECT OF PLAN

The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of the Company and each Participant, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

SECTION 19.  GOVERNING LAW

Except as to matters of federal law, the Plan and all actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, BE Aerospace has caused this Plan to be executed on its behalf the __ day of _____, 2010.

BE AEROSPACE, INC.

By:
Name: Thomas P. McCaffrey
Title: Senior Vice President and Chief Financial Officer

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0170SB 2 3 B V + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below. D Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + C Non-Voting Items A Vote on Directors – The Board of Directors unanimously recommends a vote FOR the listed nominees. For Against Abstain 2. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Jim C. Cowart 02 - Arthur E. Wegner 1. Election of Two Class I Directors: For Withhold For Withhold B Vote on Proposals – The Board of Directors unanimously recommends a vote FOR Proposals 2 and 3. For Against Abstain 3. Proposal to adopt amendments to the Company’s 1994 Employee Stock Purchase Plan, as amended and restated. 4. To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 5 7 7 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  C 1234567890 J N T C123456789 1234 5678 9012 345 _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 29, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/beav • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

ANNUAL MEETING JULY 29, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Ryan M. Patch, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the “Company”) to be held on July 29, 2010 in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m., and at any adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Common Stock, par value $0.01 per share that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matter which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted FOR the nominees for Director, FOR Proposals 2 and 3 and in the discretion of the named proxies as to any other matter that may properly come up before the Meeting. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 29, 2010. The Company’s 2010 Proxy Statement and the Company’s Annual Report for 2009 are available at http://proxy.beaerospace.com/phoenix.zhtml?c=78014&p=proxy. CONTINUED AND TO BE VOTED ON REVERSE SIDE . Proxy — BE Aerospace, Inc. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._